      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1999
                                             REGISTRATION STATEMENT NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                               AMF BOWLING, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
              DELAWARE                                 13-3873268
    (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                                8100 AMF DRIVE
                           RICHMOND, VIRGINIA 23111
                                (804) 730-4000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                ROLAND C. SMITH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                8100 AMF DRIVE
                           RICHMOND, VIRGINIA 23111
                                (804) 730-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                       COPIES OF ALL CORRESPONDENCE TO:

     JOSEPH C. CARTER, III, ESQ.                MITCHELL S. PRESSER, ESQ.
 MCGUIRE, WOODS, BATTLE & BOOTHE LLP         WACHTELL, LIPTON, ROSEN & KATZ
          ONE JAMES CENTER                         51 WEST 52ND STREET
        901 EAST CARY STREET                    NEW YORK, NEW YORK 10019
      RICHMOND, VIRGINIA 23219

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      PROPOSED MAXIMUM          AMOUNT OF
     TITLE OF EACH CLASS OF              AGGREGATE             REGISTRATION
   SECURITIES TO BE REGISTERED       OFFERING PRICE (2)            FEE
---------------------------------------------------------------------------
Subscription Rights(1)..........             $0                     $0
---------------------------------------------------------------------------
Common Stock....................        $140,000,000             $38,920
---------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Evidencing the rights to subscribe for Common Stock of the Registrant. Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the Common Stock underlying the rights.
(2) Calculated in accordance with Rule 457(o) based on the estimated maximum offering price of the Common Stock.


                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (NOT COMPLETE)

ISSUED MAY 5 , 1999

                                        SHARES

                               AMF BOWLING, INC.

                                  -----------
                                  COMMON STOCK

  AMF is distributing to each of its stockholders transferable rights to purchase AMF common stock. Each right entitles the holder to purchase one share of AMF common stock, plus a portion of any shares remaining if not all of the rights are exercised.

  This rights offering is part of AMF's recapitalization plan. The plan
includes a concurrent tender offer by us for $    principal amount at maturity
of our zero coupon convertible debentures. We will complete this rights offering only if we obtain subscriptions for at least 90% of the shares (or shares) offered in this rights offering and succeed in completing the tender offer.

  AMF common stock trades on the New York Stock Exchange under the symbol "PIN." We will apply to list the rights on the NYSE under the symbol "PINRT." We cannot assure you that an active trading market will develop or be maintained for the rights.

  Certain members of our original investor group have indicated that they currently expect to fully exercise their basic subscription privileges in the rights offering, subject to market conditions and the final terms and conditions of the rights offering. However, they are not obligated to do so.

                                  -----------

  INVESTING IN AMF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                                  -----------
                        SUBSCRIPTION PRICE $   PER SHARE
                                  -----------

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                                PER SHARE TOTAL
-------------------------------------------------------------------------------
  Public offering price.......................................    $       $
-------------------------------------------------------------------------------
  Proceeds, before expenses, to AMF...........................    $       $
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHTS OFFERING?

  A rights offering is a distribution of rights on a pro rata basis to all of
our stockholders. We are distributing     rights for each share of AMF common
stock held on       , 1999.

WHAT IS A RIGHT?

  Each right entitles the stockholder to purchase one share of AMF common stock
at a subscription price of $    per share. Each right carries with it a basic
subscription privilege and an over-subscription privilege.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

  The basic subscription privilege of each right entitles you to purchase one
share of AMF common stock for $   , the subscription price.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

  The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares
of AMF common stock at the same subscription price of $    per share.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

  We will be able to satisfy your exercise of the over-subscription privilege only if rights holders subscribe for less than all of the shares issuable on exercise of the rights. If sufficient shares are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the shares available, we will allocate the available shares pro rata among those who over-subscribed in proportion to the number of shares each such rights holder purchases pursuant to his basic subscription privilege.

WHY ARE WE CONDUCTING A RIGHTS OFFERING?

  We are proceeding with the rights offering to raise capital as part of a comprehensive recapitalization plan. The plan is designed to reduce our overall debt burden, provide additional financial flexibility and allow us to increase the pace of our acquisition program on a selective basis.

WHEN WILL THE RIGHTS OFFERING EXPIRE?

  The rights offering will expire at 5:00 p.m. on        , 1999, unless we
extend it.

WHAT ARE THE CONDITIONS TO COMPLETION OF THE RIGHTS OFFERING?

  We will complete the rights offering only if

  .  we obtain subscriptions for at least 90% of the shares (or    shares)
     issuable on exercise of the rights; and

  . we succeed in completing our concurrent tender offer for a portion of our outstanding zero coupon convertible debentures on the terms described under "The Rights Offering--Conditions to the Completion of the Rights Offering, including Completion of the Tender Offer" on page 24.

  However, these conditions may be waived by us.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER OR A CUSTODIAN BANK?

  If you hold shares of AMF common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, dealer or nominee with the other rights offering materials.

WILL I BE CHARGED A COMMISSION OR FEE IF I EXERCISE MY RIGHTS?

  No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee. If you sell your rights through , the subscription agent for the rights offering, as described beginning on page 30, it will not charge you any fees. If you sell your rights through other means, you will be responsible for any fees arising from the sale.

MAY I TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

  Yes. The rights are transferable and we will apply to list the rights for trading on the New York Stock Exchange until the close of business on the last trading day before the rights offering expires.

HOW MAY I SELL MY RIGHTS?

  You may contact the subscription agent if you would like it to sell your rights for you, as described beginning on page 30. Otherwise, you may try to sell your rights through normal investment channels. We cannot assure you that the subscription agent or others will be able to sell any of your rights for you.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

  No. If you do not subscribe fully, however, your percentage ownership interest in AMF common stock will be reduced.

IF I EXERCISE RIGHTS IN THE RIGHTS OFFERING, MAY I CANCEL OR CHANGE MY
DECISION?

  No. All exercises of rights are irrevocable unless the conditions to completion of this rights offering are not satisfied or waived before the subscription period ends. In that case, we may extend the subscription period and you will be able to change your decision.

IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

  Yes. The subscription agent will hold all funds it receives in escrow until the rights offering is completed or terminated. If the rights offering is not completed, the subscription agent will return all subscription payments promptly, without interest.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

  If you have questions or need assistance, please contact        , the
information agent for the rights offering, at:

         [INSERT NAME, ADDRESS, TELEPHONE NUMBER OF INFORMATION AGENT]

  Banks and Brokerage Firms please call (800) ______ .

  For further assistance on how to subscribe for shares, you may also contact
       , the subscription agent for the rights offering, by mail or telephone at:

         [INSERT NAME, ADDRESS AND PHONE NUMBER OF SUBSCRIPTION AGENT]

  For a more complete description of this offering, see "The Rights Offering" beginning on page 23.

                               PROSPECTUS SUMMARY

Summary.....................  This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the important information that you should consider before exercising the rights and investing in AMF common stock. You should read the entire prospectus carefully.

Information about AMF.......  AMF is the largest owner and operator of bowling centers in the world. On April 30, 1999, we owned and operated 545 bowling centers throughout the world, with 422 centers in the United States and 123 centers in 10 other countries. We are also a world leader in the manufacture and sale of bowling and other recreational products.

                              AMF was acquired in 1996 by an investor group led by an affiliate of Goldman, Sachs & Co. The original investor group currently owns approximately 73.6% of our outstanding common stock.

                              Our principal executive offices are located at 8100 AMF Drive, Richmond, Virginia 23111. Our telephone number is (804) 730-4000.

Risk Factors................  A purchase of AMF common stock involves a high degree of risk. You should read and carefully consider the information set forth under "Risk Factors" beginning on page 9 and the information contained elsewhere in this prospectus.

No Recommendation to Rights
Holders.....................
                              We and the subscription agent are not making any recommendations as to whether or not you should subscribe for AMF common stock. You should decide whether to subscribe for AMF common stock based upon your own assessment of your best interests.

                              THE RIGHTS OFFERING

Reasons for the Rights        We are proceeding with the rights offering to
Offering....................  raise capital as part of a comprehensive recapitalization plan. The plan is designed to reduce our overall debt burden, provide additional financial flexibility and allow us to increase the pace of our acquisition program on a selective basis.

Rights......................  We will distribute to each stockholder of record
                              on      , 1999, at no charge,     transferable
                              subscription rights for every share of AMF common stock then owned. Because we will not issue fractional rights, we will round up to the nearest whole number the number of rights we distribute to each stockholder. For example, if
                              you own    shares of AMF common stock, you will
                              receive     rights instead of     rights. The
                              rights will be evidenced by a transferable rights certificate and will entitle the holder to subscribe for shares of AMF common stock at per share pursuant to the basic subscription privilege and over-subscription privilege described on page 24.

Participation by Certain
Members of the Original
Investor Group..............
                              Some members of the original investor group who own, in the aggregate, approximately 43,221,048 outstanding shares of common stock, have indicated that they currently expect to fully exercise their basic subscription privileges, subject to market conditions and the final terms and conditions of the rights offering. However, none of these persons is obligated to do so.

Record Date.................  You will receive     rights for each share of
                              common stock you held on the record date, which
                              is      , 1999, at 5:00 p.m., New York City time.

Expiration Date.............  The rights will expire at 5:00 p.m., New York
                              City time, on      , 1999. We may extend the
                              expiration date for any reason.

Termination of the Rights     We may terminate the rights offering for any
Offering....................  reason before the rights expire. If we terminate the rights offering, we will promptly return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering. If you do not exercise your rights before the expiration time, they will expire and will no longer be exercisable.

Procedure for Exercising      You may exercise rights by properly completing
Rights......................  and signing your rights certificate. You must deliver to the subscription agent your rights
                              certificate with payment of the subscription
                              price for each share of AMF common stock
                              subscribed for (both pursuant to the basic
                              subscription privilege and the over-subscription
                              privilege) before 5:00 p.m., New York City time,
                              on       , 1999. If you use the United States
                              mail to send your rights certificate, we recommend that you use insured, registered mail.
                              If you cannot deliver your rights certificate to the subscription agent on time, you may use the procedures for guaranteed delivery described under "The Rights Offering--Guaranteed Delivery
                              Procedures" on page 28. We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise your rights under "The Rights Offering" beginning with the section "--Exercise of Rights" on page 26 and with the rights certificate and "Instructions for Use of AMF Bowling, Inc. Rights Certificates" that may accompany this prospectus.

How Foreign Stockholders
Can Exercise Rights.........
                              We will not mail rights certificates to you if you are a stockholder with an address outside the United States. Instead, the subscription agent will hold rights certificates for your account. To exercise those rights, you must notify the subscription agent on or before 11:00 a.m., New
                              York City time, on      , 1999, and establish to
                              the satisfaction of the subscription agent that you are permitted to exercise your rights under applicable law. If you do not notify the subscription agent and provide acceptable instructions to it by such time (if no contrary instructions are received), the subscription agent will try to sell your rights, if feasible, and will pay the estimated net proceeds, if any, to you.

Issuance of Common Stock....  We will issue certificates representing shares of
                              AMF common stock purchased pursuant to the exercise of rights as soon as practicable after the rights offering expires.

Certain Federal Income Tax
Consequences................
                              Holders of AMF common stock who receive rights will not recognize taxable income in connection with the distribution or exercise of rights. You may recognize a gain or loss if you sell your rights or if you sell the shares of AMF common stock that you acquire by exercising your rights.

Use of Proceeds.............  If all rights are exercised, we will receive
                              approximately $    million from the rights
                              offering, after paying estimated expenses. We will use the net proceeds from the rights offering primarily to purchase our zero coupon convertible debentures in the tender offer, to make an equity contribution to our principal operating subsidiary, to repay a portion of its revolving credit facility under the bank credit agreement and for general corporate purposes.

Common Stock Outstanding....  As of April 29, 1999, we had outstanding
                              59,597,550 shares of AMF common stock. After the rights offering, if all rights are exercised, we
                              will have outstanding approximately     shares of
                              AMF common stock. These numbers do not include 11,213,305 shares issuable upon exercise of outstanding stock options or warrants or conversion of convertible securities (as of April 29, 1999), which may be subject to adjustments due to this rights offering.

                           FORWARD-LOOKING STATEMENTS

  Parts of the information contained or referred to in this prospectus, including information with respect to the recapitalization plan and the benefits of that plan, the related business restructuring and restructuring and other charges, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" beginning on page 9 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 15.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

  In the table below, we provide you with selected historical consolidated financial data of AMF and AMF's predecessor company. We prepared this information using the consolidated financial statements of AMF and the combined financial statements of AMF's predecessor company as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998.

  The selected financial data includes operating results expressed in terms of EBITDA. EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. We have included EBITDA information because we understand that this information is a standard measure commonly reported and widely used by some investors and analysts. EBITDA is not intended to represent and you should not consider it more meaningful than, or an alternative to, other measures of performance determined in accordance with generally accepted accounting principles.

                                                                             FOUR MONTHS
                                                                                ENDED
                                 FOR THE YEAR ENDED DECEMBER 31,              APRIL 30,
                          -------------------------------------------------  -----------
                           PREDECESSOR                                       PREDECESSOR
                           COMPANY (A)           AMF BOWLING, INC.           COMPANY (A)
                          --------------  ---------------------------------  -----------
                                             AS
                                          ADJUSTED
                           1994    1995   1996 (B) 1996 (C)  1997    1998     1996 (D)
                          ------  ------  -------- -------- ------  -------  -----------
INCOME STATEMENT DATA:
Operating revenue.......  $517.8  $564.9   $548.9   $384.8  $713.7  $ 738.1    $164.9
                          ------  ------   ------   ------  ------  -------    ------
Cost of goods sold......   196.0   184.1    173.6    130.5   212.6    202.2      43.1
Bowling center operating
 expenses...............   115.2   166.5    178.8    123.7   251.2    335.7      80.2
Selling, general and
 administrative
 expenses...............    57.1    50.8     51.0     35.1    64.5     70.0      35.5
Depreciation and
 amortization...........    24.8    39.1     73.5     49.4   102.5    120.6      15.1
                          ------  ------   ------   ------  ------  -------    ------
Operating income
 (loss).................   124.7   124.4     72.0     46.1    82.9      9.6      (9.0)
Interest expense,
 gross..................     7.4    15.7    106.2     78.0   118.4    114.7       4.5
Other income (expense),
 net....................    (1.5)    0.2      3.8      3.9    (8.1)    (5.3)     (0.1)
                          ------  ------   ------   ------  ------  -------    ------
Income (loss) before
 income taxes...........   115.8   108.9    (30.4)   (28.0)  (43.6)  (110.4)    (13.6)
Provision (benefit) for
 income taxes...........    16.5    12.1     (8.9)    (8.5)  (12.8)     7.3      (1.7)
                          ------  ------   ------   ------  ------  -------    ------
Net income (loss) before
 equity in loss of joint
 ventures and
 extraordinary items....    99.3    96.8    (21.5)   (19.5)  (30.8)  (117.7)    (11.9)
Equity in loss of joint
 ventures, net of tax...     --      --       --       --     (1.4)    (8.2)      --
                          ------  ------   ------   ------  ------  -------    ------
Net income (loss) before
 extraordinary items....    99.3    96.8    (21.5)   (19.5)  (32.2)  (125.9)    (11.9)
Extraordinary items, net
 of tax.................     --      --       --       --    (23.4)     --        --
                          ------  ------   ------   ------  ------  -------    ------
Net income (loss).......  $ 99.3  $ 96.8   $(21.5)  $(19.5) $(55.6) $(125.9)   $(11.9)
                          ======  ======   ======   ======  ======  =======    ======
Basic and diluted net
 loss per share before
 extraordinary items....                   $(0.55)  $(0.49) $(0.71) $ (2.11)
Basic and diluted per
 share effect of
 extraordinary items....                      --       --    (0.52)     --
                                           ------   ------  ------  -------
Basic and diluted net
 loss per share.........                   $(0.55)  $(0.49) $(1.23) $ (2.11)
                                           ======   ======  ======  =======
SELECTED DATA:
EBITDA..................  $149.5  $163.5   $145.5   $ 95.5  $185.4  $ 130.2    $  6.1
EBITDA margin...........    28.9%   28.9%    26.5%    24.8%   26.0%    17.6%      3.7%

                                                     AS OF DECEMBER 31,
                                             -----------------------------------
                                             PREDECESSOR
                                             COMPANY(A)     AMF BOWLING, INC.
                                             ----------- -----------------------
                                             1994  1995   1996    1997    1998
                                             ----- ----- ------- ------- -------
BALANCE SHEET DATA:
Working capital (e)......................... $16.9 $29.2 $   7.8 $  43.9 $  70.6
Goodwill....................................   --    --    771.1   772.3   772.7
Total assets................................ 410.2 400.4 1,594.0 1,832.1 1,980.0
Total debt.................................. 186.1 167.4 1,091.3 1,060.6 1,344.0
Stockholders' equity........................ 132.4 161.5   408.8   654.0   529.6
Total capital............................... 318.5 328.9 1,500.1 1,714.6 1,873.6

--------
(a) Predecessor Company amounts represent the results of AMF Bowling Group (former owners).
(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a basis assuming the Predecessor Company had been acquired on January 1, 1996.
(c) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.
(d) Represents results of operations from January 1, 1996 through April 30,
    1996.
(e) Predecessor Company amounts reflect elimination of affiliate receivables and payables.

                                  RISK FACTORS

  You should carefully consider the following factors, together with the other information contained in this prospectus, before subscribing for AMF common stock we are offering. An investment in AMF common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

OUR BOWLING PRODUCTS BUSINESS HAS EXPERIENCED SIGNIFICANT PROBLEMS, PARTICULARLY IN OUR MARKETS IN THE ASIA PACIFIC REGION.

  In recent years, most of our new center package sales have been to international markets, primarily Asia Pacific countries such as China, Taiwan and South Korea. New center package sales to China, Japan and other markets in the Asia Pacific region represented 52.8% of our new center package sales for 1998, compared to 72.7% for 1997. Recent economic difficulties in the Asia Pacific region have had and will continue to have an adverse impact on our new center package sales, shipments and order backlog. One of the reasons for the decline in new center package sales is the limited availability of financing for customers desiring to build new bowling centers, especially in the Asia Pacific region. In addition, a low cost Chinese manufacturer of bowling equipment has become a significant competitor in China. At the end of 1998, our new center package backlog was 1,078 which was 37.5% lower than at the end of 1997. As of March 31, 1999, our new center package backlog was 755 units, which is 30% lower than it was at December 31, 1998. It is customary for a certain portion of the backlog to be cancelled before the expected shipping date. We have experienced a greater number of order cancellations recently because of economic difficulties in the Asia Pacific region. We cannot assure you that economic conditions in the Asia Pacific region and other regions will improve or that our new center package sales will not decrease any further.

  Due to the decline in new center package sales, shipments and order backlog, in the near term, we plan to concentrate on sales of products designed to enable bowling center operators to modernize their facilities and on sales of consumer products such as bowling pins, parts, balls and supplies.

  China has recently strengthened its import restrictions by requiring the payment of full customs duties and value added taxes on the importation of new and used capital goods. The Chinese government has also begun to prohibit importation of used capital equipment without permits. Permits for the importation of used bowling equipment are very difficult to obtain. Local Chinese companies, however, are not subject to the same restrictions. For example, a Chinese competitor recently began producing locally and selling bowling equipment which is not subject to the customs duties or permit requirements that affect AMF's imported equipment. The Chinese manufacturer has experienced significant acceptance by local customers. These Chinese import restrictions have had, and for the foreseeable future we believe will continue to have, an adverse effect on our bowling products business. The Chinese competitor does not currently sell bowling equipment outside China. There can be no assurance, however, that this competitor will not be able to compete with us outside China in the future.

OUR BOWLING CENTERS BUSINESS HAS EXPERIENCED RECENT DECLINES IN CONSTANT CENTER REVENUE AND EBITDA MARGIN.

  Our bowling centers have experienced a decline in constant center revenue and EBITDA margin primarily related to our rapid growth through acquisitions. Such growth led to significant problems in integrating new bowling centers and managing our expanded base of centers.

  In response to this recent decline in operating results, we curtailed the pace of acquisitions, assembled an experienced management team for U.S. bowling center operations, and are in the process of putting in place management infrastructure to support integration of new centers. We are also increasing the focus on training and recruiting center managers and implementing marketing and other customer satisfaction initiatives to increase revenue.

  Despite these efforts to improve center performance, we cannot assure you that we will be able to reverse the decline in constant center revenue and EBITDA margins.

WE MAY HAVE DIFFICULTIES IN CONTINUING OUR STRATEGY TO GROW THROUGH
ACQUISITIONS.

  Our principal strategy for growth has been to acquire bowling centers. In the past, we have had difficulties integrating acquired centers into our operations on an efficient basis. We recently curtailed the pace of our acquisition program so that we could focus on improving the financial performance of our existing centers. When we increase the pace of our acquisition program, we will consider acquisitions on a selective basis. We cannot assure that funding will be available for acquisitions or that our existing debt will permit us to make acquisitions, that bowling centers will be available for acquisition or that we will be able to successfully integrate acquired centers into our operations.

OUR BOWLING CENTERS BUSINESS HAS EXPERIENCED RECENT DECLINES IN THE DAILY NUMBER OF GAMES BOWLED PER LANE.

  Our bowling centers business has recently experienced a decline in the number of games bowled per lane per day (also known as "lineage"). This decline has been primarily caused by a decrease in the number of league bowlers. While more people are bowling at our bowling centers, they are bowling less often. As part of our recent efforts to focus on improving the financial performance of our existing centers as described herein, we are seeking to improve lineage at our bowling centers; however, there can be no assurances that our lineage will increase or that the lineage will not further decline.

WE HAVE A NEW EXECUTIVE MANAGEMENT TEAM AND WE DEPEND ON EXPERIENCED CENTER LEVEL MANAGEMENT.

  Over the last six months, our executive management team has undergone significant change. Our former chief executive officer, Douglas J. Stanard, who had significant bowling center experience, resigned effective January 1, 1999. He was replaced on an interim basis by Stephen E. Hare, our chief financial officer, who served as acting chief executive officer. We have hired a new chief executive officer, Roland C. Smith, who has experience in managing multi-unit chains but does not have bowling industry experience. Mr. Hare will remain as our chief financial officer. In addition, we hired a new president of our bowling center operations from outside the bowling industry and reorganized management of our bowling center operations. We also named a new president of our bowling products operations from within the company and reorganized our bowling products management team. While we believe that our current management team gives us significant executive strength, there can be no assurance that it will be able to successfully execute our business strategies.

  Our future success depends on our ability to develop, motivate, retain and attract experienced and innovative bowling center managers. The loss of the services of our key personnel, or the inability to attract additional qualified personnel, could have a material adverse affect on our business, results of operations and financial condition.

WE EXPERIENCE INTENSE COMPETITION IN BOTH OF OUR SIGNIFICANT LINES OF BUSINESS.

  The United States bowling center industry is very competitive and fragmented. It consists of two large bowling center operators, AMF and Brunswick Corporation, three medium-sized chains, and over 5,000 bowling centers owned by single-center and small chain operators. The international bowling center industry is also extremely competitive and fragmented. There are typically few chain operators and a large number of single-center operators in any one country, which results in intense international competition.

  Bowling, as both a competitive sport and a recreational activity, also faces competition from other entertainment and athletic activities. The success of our bowling center operations depends on, among other things:

  .  customers' continued interest in bowling;

  . the availability and affordability of recreational and entertainment alternatives;

  .  the amount of leisure time our customers enjoy; and

  .  other social and economic factors over which we have no control.

  The bowling products industry is also extremely competitive. AMF and Brunswick are also the two largest manufacturers of bowling center equipment. However, we also compete with smaller, often regionally-focused companies in certain product lines. For example, as described above, a Chinese manufacturer of bowling equipment has become a significant source of competition for us in China.

OUR BUSINESS IS SOMEWHAT SEASONAL AND SUBJECT TO MARKET CYCLES.

  The financial performance of our bowling center operations is seasonal. Cash flows typically peak in the winter and reach their lows in the summer. While the geographic diversity of our bowling centers operations has helped to reduce this seasonality in the past, the increase in U.S. centers resulting from our acquisitions has increased the seasonality of that business.

  Our bowling products business is also seasonal. The U.S. market, which is the largest market for modernization and consumer products, is driven by the beginning of league play in the fall of each year. While operators purchase consumer products throughout the year, they often place larger orders during the summer in preparation for the start of league play in the fall. Summer is also generally the peak period for installation of modernization equipment. Operators typically sign purchase orders for modernization equipment during the first four months of the year after they receive winter league revenue indications. Equipment is then shipped and installed during the summer when leagues are generally less active. However, sales of some major modernization equipment, such as automatic scoring and synthetic lanes, are less predictable and fluctuate from year to year because of the longer life cycle of those major products. Sales of new center packages can fluctuate dramatically as a result of economic fluctuations in international markets, as seen in the reduction of sales of new center packages to markets in the Asia Pacific region following economic difficulties in that region.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT THAT COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL EQUITY CAPITAL, IMPLEMENT OUR GROWTH STRATEGIES AND MEET OUR STRATEGIC GOALS.

  We had total debt of approximately $1.3 billion at December 31, 1998.

  Our EBITDA in 1997 was $185.4 million and in 1998 was $130.2 million, a decrease of $55.2 million, or 29.8%. We had interest expense of $118.4 million in 1997 and $114.7 million for 1998. Our cash interest expense was $83.0 million, or 44.8% of EBITDA, in 1997 and $76.5 million, or 58.8% of EBITDA, in 1998. We cannot assure you that we will be able to generate enough EBITDA to pay our fixed charges (interest expense, amortization of debt issuance costs, and the portion of rent expense considered to represent interest expense) or that we will have enough cash to make interest payments on our debt when it becomes due. In addition, some of our borrowings are at variable rates of interest and could require us to pay more interest on our debt if interest rates rise.

  Our debt service obligations could make us more vulnerable to industry downturns and competitive pressures. Our substantial debt could also have other important consequences. For example, it could adversely affect our ability to, among other things:

  . obtain additional financing or refinancing on terms and conditions acceptable to us;

  .  pursue our acquisition strategy;

  .  maintain our facilities;

  . use our cash flows from operations for other purposes, such as working capital or capital expenditures; or

  .  achieve our other business goals.

  Some of our debt agreements require that we meet financial tests. Our substantial debt could adversely affect our ability to meet those financial tests. Our debt agreements also impose substantial operating and financial restrictions on our operating subsidiaries. These restrictions limit the ability of those subsidiaries to incur some types of additional debt and make capital expenditures. Failure to comply with these restrictions could result in an event of default under the debt agreements, which could have a material adverse effect on our operations.

  We amended our principal subsidiary's bank credit agreement in September 1998 to give us financial flexibility through 1999. The September 1998 amendment waived certain financial covenants, but also placed certain restrictions on our ability to make capital expenditures, investments and acquisitions. The financial covenants that applied to us before the amendment will be reinstated on January 1, 2000. Based on our current performance, we will not meet the requirements of those reinstated financial covenants. We have requested amendments to our principal subsidiary's bank credit agreement as part of our recapitalization plan. While these amendments, if approved, would give us added financial flexibility and the ability to make more acquisitions, we cannot assure that we will meet the requirements of the amendments.

WE HAVE HAD SIGNIFICANT NET LOSSES AND WE ANTICIPATE FUTURE NET LOSSES.

  We have not reported net income since we were acquired by the investor group in 1996. We recorded a net loss of $125.9 million in 1998. We recorded a net loss of $32.2 million before extraordinary items in 1997 and a net loss on an as adjusted basis of $21.5 million in 1996 (after giving effect to the acquisition of AMF by the investor group). We expect to continue to incur significant net losses for the foreseeable future because of our significant interest, depreciation and amortization expense related to the acquisition.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO SIGNIFICANT PERIODIC ECONOMIC DOWNTURNS, FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND MARKET DISRUPTIONS.

  We have a history of operating in a number of international markets, in some cases for over 30 years. Our international operations are subject to the risks inherent in operating abroad, including:

  .  currency exchange rate fluctuations;

  .  economic and political fluctuations and destabilization;

  . restrictive laws, tariffs and other actions by foreign governments, such as those taken by China;

  .  difficulty in obtaining distribution and support for our products;

  .  the risk of nationalization;

  . the laws and policies of the United States affecting trade, international investment and loans; and

  .  foreign tax law changes.

  These factors have contributed to our decrease in international revenue between the first quarter of 1998 and the first quarter of 1999, and may have a further material adverse effect on our results of operations.

WE ARE A HOLDING COMPANY AND HAVE NO SIGNIFICANT OPERATIONS; OUR BUSINESS IS CONDUCTED THROUGH OUR SUBSIDIARIES.

  We are a holding company with no direct operations except providing some management services to our subsidiaries. We have no significant assets other than the stock of our subsidiaries. We conduct our business through our subsidiaries. As a result, we depend on capital contributions or financing to meet our obligations. Our subsidiaries are separate legal entities that have no obligation to make any funds available to us for any purpose. The debt agreements of our principal operating subsidiary generally prohibit our subsidiaries from paying dividends or making certain other cash payments to us.

WE HAVE NOT PAID AND, FOR THE FORESEEABLE FUTURE, WILL NOT PAY CASH DIVIDENDS.

  We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. As a holding company, our ability to pay dividends depends on the ability of our subsidiaries to pay cash dividends or to make cash distributions to us. Our debt agreements effectively prohibit our subsidiaries from paying cash to us to pay dividends or make other distributions.

MOST OF OUR ASSETS ARE SUBJECT TO LIENS IN FAVOR OF OUR LENDERS.

  The lenders under our principal subsidiary's bank credit agreement have liens on all of the capital stock of our primary operating subsidiary and on substantially all of its current and future assets. This includes a pledge of all of the issued and outstanding shares of capital stock of some of our other indirect subsidiaries. In addition, some of our subsidiaries have also granted the lenders liens on all of their current and future assets. If there is a default under our principal subsidiary's bank credit agreement, the lenders will have a prior secured claim on the capital stock and the assets of our primary operating subsidiary and other subsidiaries. Our financial condition will be materially adversely affected if the lenders attempt to foreclose on their collateral.

WE ARE CONTROLLED BY AN INVESTOR GROUP WITH A MAJORITY INTEREST IN AMF.

  We are controlled by an investor group led by an affiliate of Goldman, Sachs & Co. Three of our directors are affiliated with Goldman Sachs. As a result of their ownership of a majority of our common stock, their representation on our board of directors and the terms of a stockholders agreement binding AMF and many of our significant stockholders, affiliates of Goldman Sachs are able to:

  .  control the election of a majority of our board of directors;

  .  appoint new management; and

  . approve or block any action requiring shareholder approval, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.

  The stockholders agreement also provides that three of the other investment funds which are members of our original investor group may each nominate a director to our board of directors. In addition, the executive committee of our board of directors consists of two directors nominated by affiliates of Goldman Sachs and our president and chief executive officer. We cannot assure you that the interests of our significant stockholders will not conflict with your interests.

OUR STOCK PRICE HAS FALLEN DRAMATICALLY.

  The market price of our common stock has been volatile and has fallen dramatically over the past year. In the future, our stock price may be materially affected by, among other things:

  . the rights offering and the number of shares offered and the price at which shares may be purchased pursuant to the rights;

  . the actual results of our recapitalization plan and related operating improvements;

  .  actual or anticipated fluctuations in our operating results;

  .  our bowling center acquisition activity;

  .  the impact of international markets;

  .  changes in financial estimates by securities analysts; or

  .  general market conditions.

  We cannot assure you that the market price of the common stock will not decline below the levels prevailing at the time of the rights offering or below the price offered pursuant to the rights.

  The public trading price of AMF common stock may decline after you exercise your rights and before the rights offering expires. You will not be able to revoke your exercise of the rights, even if this occurs. Also, we cannot assure you that after you exercise your rights, you will be able to sell the shares of common stock you purchase at a price equal to or greater than the subscription price you paid.

WE WOULD BE REQUIRED TO REPAY MOST OF OUR DEBT IF ANYONE OTHER THAN GOLDMAN SACHS ACQUIRES A MAJORITY OF OUR SHARES AND WE MAY NOT BE ABLE TO DO SO.

  If anyone other than Goldman Sachs acquires a majority of our shares, the holders of our zero coupon convertible debentures would be able to require us to repurchase those debentures at a premium. In that event, holders of our principal operating subsidiary's senior subordinated notes would also be able to require us to repurchase those notes at a premium, and we would have to repay our outstanding bank debt. We cannot assure you that, in those circumstances, we or our principal operating subsidiary would be able to obtain the financing necessary to make the required payments.

THE SALE OF A SUBSTANTIAL AMOUNT OF COMMON STOCK MAY MATERIALLY ADVERSELY AFFECT THE MARKET PRICE.

  Sales of a substantial amount of our common stock in the public market, by our significant stockholders or otherwise, or the perception that these sales may occur, could materially adversely affect the market price of our common stock and impair our ability to raise funds in additional stock offerings.

YOU MAY NOT REVOKE YOUR EXERCISE OF RIGHTS; THE RIGHTS OFFERING MAY NOT BE COMPLETED.

  Once you exercise your rights, you may not revoke the exercise unless the conditions to our obligations to complete the rights offering are not satisfied or waived before the subscription period ends. In that case, we may extend the date the rights expire in which case you will be able to change your decision. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return any subscription payments, without interest.

THE SUBSCRIPTION PRICE MAY NOT REFLECT THE VALUE OF AMF.

  The subscription price does not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic prices for our common stock or other established criteria for valuation. The special committee of the board of directors set the subscription
price at $     . You should not consider the subscription price as an
indication of the value of AMF. See "The Rights Offering--Approval of the Rights Offering and Determination of Subscription Price" beginning on page 23 for further detail regarding the way in which the subscription price was determined.

STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS WILL EXPERIENCE DILUTION.

  If you do not exercise your basic subscription privilege in full, you will experience a decrease in your proportionate interest in the equity ownership of AMF. The sale of rights may not compensate you for all or any part of the reduction in the market value of AMF common stock that may result from the rights offering. If you do not exercise or sell your rights you will relinquish any value inherent in the rights.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY AFFECT YOUR RIGHTS AS A STOCKHOLDER.

  Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying, deterring or preventing a sale or change of control of AMF. These provisions may also make the removal of directors and management more difficult. For example, our bylaws restrict who may call a special meeting of stockholders, making it difficult for stockholders to call meetings for special purposes. Also, our certificate of incorporation authorizes us to issue preferred stock and rights or options entitling the holders to purchase securities of AMF or of any other corporation, without stockholder approval and upon terms the board of directors determines. The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of holders of our preferred stock that may be issued in the future.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The following statements are or may be forward-looking statements:

 . statements set forth in this prospectus or statements incorporated by reference from documents we have filed with the SEC, including possible or assumed future results of our operations, including but not limited to any statements contained in this prospectus or those documents concerning:

  . the manner, timing and expected results of our recapitalization plan and related activities and charges;

  . the expected success of our plans to improve our bowling centers operations, including revenue enhancement and cost management programs;

  .  the ability of our new management to execute our strategies;

  . the success of the recent management reorganization of our bowling centers and bowling products businesses;

  . the ability to increase the pace of our bowling center acquisition program;

  . the expected success of changes contemplated in our bowling products business;

  .  our expectations concerning the Asia Pacific region;

  .  the success of our employee incentive efforts;

  .  the outcome of existing or potential litigation;

  .  the timing or amount of any changes in the interest expense of our debt;

  . our ability to generate cash flow to service our debt and meet our debt payment obligations;

  . the amounts of capital expenditures needed to maintain or improve our bowling centers;

  . any statements preceded by, followed by or including the words "believes," "expects," "predicts," "anticipates," "intends,"
     "estimates," "should," "may" or similar expressions; and

  . other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

  Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

  . our ability, and the ability of our new management team, to carry out our long-term business strategies, including increasing the pace of our acquisition program;

  .  our ability to integrate acquired operations into our business;

  . our ability to identify and develop new bowling markets to assist our growth;

  . the continuation of adverse financial results and substantial competition in our bowling products business;

  .  our ability to retain and attract experienced bowling center management;

  .  our ability to generate cash flow to pay our substantial debt;

  . the continuation or worsening of economic difficulties in overseas markets, including the Asia Pacific region;

  . the risk of adverse political acts or developments in our existing and proposed international markets;

  . fluctuations in foreign currency exchange rates affecting our translation of operating results;

  .  adverse judgments in pending or future litigation;

  .  continued or increased competition;

  .  the popularity of bowling;

  .  a decline in general economic conditions;

  .  the status or effectiveness of our Year 2000 efforts;

  .  changes in interest and exchange rates; and

  .  the other factors discussed above under "Risk Factors" beginning on page
     9.

  You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent public accountants have not examined any forward-looking statements and, accordingly, do not provide any assurance with respect to those statements. These cautionary statements should also be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to our forward-looking statements after the rights offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                              RECENT DEVELOPMENTS

FIRST QUARTER 1999 RESULTS

  On May 5, 1999, AMF announced its first quarter financial results. Consolidated revenue for the quarter ended March 31, 1999 was $202.6 million, an increase of 8.2% compared with $187.3 million for the same period in 1998. The increase in revenue for the period reflects inclusion of new centers which were acquired since the first quarter of 1998. Consolidated EBITDA was $55.0 million, an increase of 3.6% compared with $53.1 million for the first quarter of 1998.

  For the quarter ended March 31, 1999, Bowling Centers revenue increased 14.9%, from $150.2 million in 1998 to $172.6 million in 1999. Revenue was favorably impacted by the inclusion of 51 centers acquired and one new center constructed since April 1, 1998. In the U.S., constant center revenue in the first quarter of 1999 declined 1.1% compared with the first quarter of 1998.

  Bowling Centers EBITDA for the first quarter of 1999 was $60.5 million, an increase of 6.5% compared with $56.8 million for the first quarter of 1998. Bowling Centers EBITDA margin was 35.1% compared with 37.8% for 1998. The lower EBITDA margin in 1999 was caused primarily by an increase in expenses related to maintenance and supplies, food, advertising and payroll.

  For the quarter ended March 31, 1999, Bowling Products reported revenue of $32.0 million, a decrease of 22.1% compared with revenue of $44.1 million for 1998. Bowling Products EBITDA for the first quarter of 1999 was $(0.6) million compared with $0.1 million for 1998.

  New center package shipments for the first quarter of 1999 totaled 269 units compared with 504 units for the comparable quarter in the prior year. As of March 31, 1999, the new center package backlog was 755 units, a 30.0% decrease compared with December 31, 1998 and a 53.2% decrease compared with March 31, 1998.

NEW CHIEF EXECUTIVE OFFICER

  We appointed Roland C. Smith as our president and chief executive officer effective April 28, 1999. Mr. Smith replaces Stephen E. Hare, our chief financial officer, who was acting chief executive officer for the past six months. Mr. Hare will continue as chief financial officer. Mr. Smith has also been appointed to our board of directors and the executive committee of the board of directors.

  Mr. Smith was most recently president and chief executive officer of the Triarc Restaurant Group where, among other things, he oversaw the restructuring and expansion of the Arby's Restaurants. Mr. Smith was formerly associated with Procter & Gamble, Pepsi, Schering-Plough and KFC International.

  For a description of Mr. Smith's employment agreement and stock option grant agreement, you should refer to the information under the heading "Certain Relationships and Related Party Transactions--Transactions with Management and Others; Certain Business Relationships" beginning at page 35.

RECENT LITIGATION

  On April 22, 1999, a putative class action was filed in the United States District Court for the Southern District of New York by Vulcan International Corporation ("Vulcan") against AMF, The Goldman Sachs Group, L.P., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Cowen & Company, Schroder & Co. Inc., Richard A. Friedman and Douglas J. Stanard. Vulcan, as putative class representative for itself and all persons who purchased the common stock of AMF Bowling in its 1997 initial public offering, seeks, among other things, damages and/or rescission against all defendants jointly and severally pursuant to Sections 11, 12 and/or 15 of the Securities Act of 1933 based on allegedly inaccurate and misleading disclosures in connection with and following the initial public offering. Management believes that the litigation is without merit and intends to defend it vigorously.

                    OUR BUSINESS, RECAPITALIZATION PLAN AND
                          ON-GOING BUSINESS STRATEGIES

OUR PRIMARY BUSINESS SEGMENTS AND STRATEGIES

  We principally operate in two business segments in the United States and international markets: (1) the ownership and operation of bowling centers and
(2) the manufacture and sale of bowling equipment and bowling products.

  We are the largest owner and operator of bowling centers in the U.S. and worldwide. As of April 30, 1999, we owned and operated 422 bowling centers in the U.S. and 123 international bowling centers. We are also one of the world's largest manufacturers and sellers of bowling equipment.

  Our business strategy is designed to:

  .  consolidate the bowling center industry through an acquisition program;

  .  build a nationally recognized AMF brand of bowling centers; and

  .  manufacture, market and distribute bowling products in global markets.

  While we believe that our long-term business strategy is sound, we experienced difficulties in our bowling centers and bowling products businesses in 1998 as more fully discussed below. In response to these difficulties, we carefully reviewed our businesses, with the assistance of management, other employees and independent consultants, to identify the critical operating issues and key action steps required to reinvigorate our businesses. In addition, we have recently appointed a new Chief Executive Officer and assembled an experienced management team to execute our business plan.

OUR BOWLING CENTERS BUSINESS

  In 1998, our bowling centers operation produced revenue of $541 million and EBITDA of $142 million, up from $429 million and $130 million, respectively, in 1997. The 1998 EBITDA margin of 26.3% has declined from 30.4% in 1997. The deterioration of EBITDA margin was related primarily to our rapid growth through acquisition, which led to significant problems in integrating new bowling centers and managing our expanded base of centers. We experienced declines in constant center revenue of 1.9% in 1998 on a constant currency basis, compared to an increase of 0.4% in 1997. Additionally, operating expenses as a percentage of revenue were increased primarily as a result of nationally branded chain development activities.

  We have taken several steps to address operating issues in our bowling centers business. These include:

  Assembled an Experienced Management Team. In addition to hiring Roland C. Smith, we also recently hired John P. Watkins as President, U.S. Bowling Centers, and five new regional vice presidents with substantial multi-unit retail experience to manage U.S. bowling centers operations. We also appointed senior executives with bowling industry experience to key operating and staff vice president positions.

  Focus on Existing Centers. Beginning in September 1998, we curtailed the pace of our acquisition program and began evaluating acquisition opportunities on a more selective basis. We have been focusing on improving the performance of our existing centers to reinvigorate constant center revenue growth, as well as league and open play lineage and to attract new customers, which, if successful, can have a significant impact on improving operating performance.

  Focus on Training and Retaining Center Managers. We believe that performance of our centers depends heavily on our center managers. We intend to implement a new stock-based incentive plan to reward our center managers. We are also designing programs to more effectively train our center managers and staff based upon the most successful practices of field managers. In addition, we have hired a new vice president of training for U.S. bowling center operations with multi-unit retail experience and created a training and human resources position in each of the six regions to implement these programs.

  Focus on Marketing and Customer Satisfaction. We are implementing several programs which are designed to attract and retain league and open play bowlers. These include:

  . Marketing initiatives to leverage the influence of key league bowlers in our existing customer base to help us grow and retain league participation. These marketing initiatives include our "League Development Leader" and "Friends Bowl with Friends" programs.

  . Capital spending on certain of our centers to improve customer satisfaction and generate incremental revenue. For example, we have been installing Xtreme(TM) (glow-in-the-dark) bowling in many of our centers as part of an overall upgrading of certain of our facilities.

  . Upgrading our food and beverage menu selection and service to enhance our customers' bowling experience and to increase revenue per visit.

OUR BOWLING PRODUCTS BUSINESS

  Our bowling products business experienced significant difficulties in 1998. It produced revenue of $213 million, a decrease of 29.0% from 1997, and EBITDA of $11 million, a decrease of 84.5% from 1997. This business, the growth of which was driven primarily by international sales of new center packages, was severely and adversely affected by economic difficulties in the Asia Pacific region. In addition, competitive global pricing and a strong U.S. dollar reduced the profitability of our products business.

  We are taking steps to address operating issues in this side of our business. These include:

  New Management Infrastructure. We recently appointed a president of bowling products. We have also consolidated our international sales force under one senior vice president and consolidated responsibility for customer service in the U.S. to the vice president of U.S. sales.

  Cost Reduction Program. We are implementing a comprehensive cost reduction program to align our cost structure with reduced bowling products revenue. The program includes closure of a manufacturing facility, production and material cost reductions, reduction of worldwide overhead and downsizing of our international sales force. In 1998, we were successful in reducing our bowling products costs by approximately $6 million. We are continuing our cost reduction efforts and are considering possible strategic alliances and other product development and sales initiatives in an effort to further reduce costs.

  Focus on Modernization and Consumer Products. During this period of weakness in international sales of new center packages, we plan to concentrate our selling efforts on our products designed to enable bowling center operators to modernize their facilities and on consumer products such as bowling pins, parts, balls and supplies. Unlike our new center packages, these products are not as dependent on our emerging markets and produce more stable sales and profits. However, we intend to remain in a position to participate in any significant growth of demand for new center packages in emerging markets.

OUR RECAPITALIZATION PLAN

  We are implementing a recapitalization plan to enable us to pursue our three-part business strategy. The plan is designed to reduce leverage and restore financial flexibility so that we can resume our strategy of growing through acquisitions, building a nationally recognized brand and successfully manufacturing, marketing and distributing bowling products. The recapitalization plan has three primary components:

  The Rights Offering. We expect to raise approximately $140 million of equity capital in this rights offering. The net proceeds of the offering will primarily be used to reduce our leverage by repurchasing outstanding zero coupon convertible debentures through the tender offer described below and repaying certain bank debt. Subject to market conditions and the final terms and conditions of the rights offering, certain members of the original investor group, who hold approximately 72.5% of our common stock, have indicated that they currently expect to fully exercise their basic subscription privileges in the offering, although they are not obligated to do so.

  The Tender Offer. Concurrent with the rights offering, we will conduct a tender offer to repurchase a portion of our outstanding zero coupon convertible debentures. We currently intend to tender for a minimum of 45% and up to 60% of the outstanding debentures at an indicated price not to exceed 14% of face value. Affiliates of Goldman Sachs and Kelso & Company, which own approximately 44% of the outstanding debentures, have indicated that they currently expect to tender their debentures in the tender offer subject to market conditions and the final terms and conditions of the tender offer, although they are not obligated to do so.

  Amendments to Bank Agreement. We are also seeking to amend certain provisions of our principal operating subsidiary's bank credit agreement. The amendments are subject to the required approval of the senior lenders. The following are the key provisions of the bank agreement amendment:

  . Allowing the Company to use a portion of the net proceeds of the rights offering to repurchase the zero coupon convertible debentures;

  . Renewing access to the bank revolver for acquisitions, subject to certain conditions;

  .  Relaxing financial covenants through the end of fiscal year 2001; and

  . Excluding certain restructuring and other charges from covenant calculations.

RESTRUCTURING AND OTHER CHARGES

  We are likely to record certain restructuring charges, which may range from $5 million to $10 million. In addition, under the proposed amendment to our principal subsidiary's bank credit agreement, the restructuring charges and an amount up to $25 million of other nonrecurring charges may be excluded from the calculation of the financial covenants relating to EBITDA. We could in the future take some or all of such additional other nonrecurring charges.

                                USE OF PROCEEDS

  If all the rights are exercised, we will receive approximately $140 million upon completion of this rights offering, before deducting the fees and expenses of the special committee's financial advisor and our other offering expenses.
These expenses are estimated to be $       . We will use the net proceeds from
the rights offering as follows:

  .  $   to repurchase a portion of our zero coupon convertible debentures through the tender offer;

  .  $   to repay a portion of the revolving credit facility of our principal subsidiary's bank credit agreement which we expect to be treated by the bank lenders as a pre-funding of a portion of future acquisition costs using equity capital;

  .  $   to be retained by us for general corporate purposes; and

  .  $   to be paid to the bank lenders in connection with the amendment of our principal subsidiary's bank credit agreement.

  Goldman Sachs will not receive any fees in connection with the recapitalization plan except for its share of fees payable to the bank lenders pursuant to the amendment of our principal subsidiary's bank credit agreement.

                                DIVIDEND POLICY

  We have never paid cash dividends on AMF common stock and do not plan to do so for the foreseeable future. Because we are a holding company, our ability to pay dividends depends on the ability of our subsidiaries to pay cash dividends or make other cash distributions to us. The agreements governing our debt generally prohibit our subsidiaries from paying dividends or making other cash distributions to us. See "Risk Factors." Our board of directors has sole discretion over the declaration and payment of future dividends. Any future dividends will depend upon our profitability, financial condition, cash requirements, future prospects, general business conditions, the terms of any of our debt agreements and other factors our board of directors believes are relevant.

                          PRICE RANGE OF COMMON STOCK

  You can find AMF common stock traded on the NYSE under the symbol "PIN." The following table shows the high and low sales prices of AMF common stock over recent periods.

                                                                High    Low
                                                                ----    ----
   1997
     Fourth Quarter (from November 7, 1997).................... $25 1/8 $21 1/2
   1998
     First Quarter.............................................  27 3/8  20 1/2
     Second Quarter............................................  31      22 5/8
     Third Quarter.............................................  28 3/8   7 1/2
     Fourth Quarter............................................   9       3 7/8
   1999
     First Quarter.............................................   6       4
     Second Quarter (through May 4, 1999)......................   6 7/8   3 1/2

  On April 29, 1999, we had 4,880 stockholders of record. AMF common stock's price closed at $6 1/2 on May 4, 1999, the last full trading day before we publicly announced the rights offering.

                                 CAPITALIZATION

  The following table shows our debt and capitalization as of December 31, 1998. The table also shows our debt and capitalization as adjusted for the completion of the rights offering (including application of the net proceeds from that transaction as described above on page 21 under the heading "Use of
Proceeds") at the assumed subscription price of $   per share and assuming that
all subscription rights are exercised.

                                                        DECEMBER 31, 1998
                                                      ---------------------------
                                                       ACTUAL       AS ADJUSTED
                                                      ------------  -------------
                                                      (DOLLARS IN MILLIONS)
Short-term borrowings:
  Current maturities, long-term debt................. $       32.4     $
                                                      ------------     --------
Long-term debt:
  Bank debt..........................................        549.5
  Subsidiary senior subordinated notes...............        250.0
  Subsidiary senior subordinated discount notes......        213.2
  Zero coupon convertible debentures.................        296.9
  Mortgage and equipment notes.......................          2.0
                                                      ------------     --------
    Total debt.......................................      1,344.0
Stockholders' equity:
  Preferred stock, par value $.01, and 50,000,000
   shares authorized, no shares issued and outstand-
   ing...............................................          --
  Common stock, par value $.01, 200,000,000 shares
   authorized, 59,747,550 shares issued and outstand-
   ing before the rights offering and     shares is-
   sued and outstanding after the rights offering....          0.6

  Paid-in capital....................................        749.3
  Retained deficit...................................       (201.0)
  Equity adjustment from foreign currency transla-
   tion..............................................        (19.3)
                                                      ------------
    Total stockholders' equity.......................        529.6
                                                      ------------
    Total capitalization............................. $    1,873.6     $
                                                      ============     ========

                              THE RIGHTS OFFERING

  On      , 1999, we will distribute to each holder of AMF common stock, at no
charge,     transferable subscription rights for each share of AMF common stock owned. We will distribute the rights to you only if you are a record holder of AMF common stock on the record date, which is 5:00 p.m., New York City time, on
     , 1999. We will round up, to the nearest whole number, the number of rights we distribute to each stockholder.

  BEFORE EXERCISING OR SELLING ANY RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 9.

  The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of AMF common stock. If you hold your shares in a brokerage account or through a dealer or other nominee, please see "--Beneficial Owners" on page 27 below.

APPROVAL OF THE RIGHTS OFFERING AND DETERMINATION OF SUBSCRIPTION PRICE

  As a result of matters discussed under the heading "Our Business, Recapitalization Plan and On-Going Business Strategies," our board of directors, at a meeting on May 4, 1999, approved a proposal to raise up to $140 million in equity capital. Our board appointed Messrs. Charles Diker, Paul Edgerley and Howard Lipson, directors who are not employees of AMF or affiliated with Goldman Sachs or Kelso & Company (whose affiliates together own more than a majority of AMF common stock and approximately 44% of the outstanding principal amount of our zero coupon convertible debentures), as a special committee. The special committee will consider the proposed recapitalization plan and the use of proceeds of the rights offering, including the proposed tender offer.

  The special committee retained Morgan Stanley & Co. ("Morgan Stanley") as its financial advisor. On May 4, 1999, after receiving advice from Morgan Stanley and considering various factors, the special committee approved pursuing this rights offering and the related recapitalization plan, subject to the approval by the full board of directors and subject to the special committee approving the specific terms of the rights offering and the other contemplated transactions. The full board of directors approved the rights offering and the
recapitalization plan on       , 1999. The special committee approved the
specific terms of the rights offering and the other contemplated transactions
on       , 1999.

  Some of the factors considered by the special committee and the board of directors include:

  .  our capital requirements;

  . the advice of Morgan Stanley, as financial advisor to the special committee;

  .  the strategic alternatives available to us for the raising of capital;

  .  the market price of AMF common stock;

  .  the market price of our zero coupon convertible debentures;

  . the added flexibility that could be achieved by improving our capital structure and amending our existing credit agreement;

  .  our business prospects;

  .  our desire to reinvigorate our acquisition program;

  .  our need for further flexibility in our debt agreements; and

  .  the general condition of the securities markets.

  Based on the factors considered, the special committee recommended and the board of directors approved the subscription price for the rights offering.

PRINCIPAL STOCKHOLDERS' PARTICIPATION IN THE RIGHTS OFFERING

  Our significant stockholders, including affiliates of our original investor group, will receive rights to purchase AMF common stock in this rights offering on the same terms and conditions as all other stockholders. As of April 29, 1999, affiliates of Goldman Sachs, Kelso, The Blackstone Group and Bain Capital (members of the original investor group) owned a total of 43,221,048 shares, or approximately 72.5%, of the outstanding AMF common stock (without giving effect to outstanding options or warrants to acquire stock or the conversion of securities convertible into AMF common stock). These significant stockholders have indicated that they currently expect to fully exercise their basic subscription privileges in the rights offering, subject to market conditions and the final terms and conditions of the rights offering, although they are not obligated to so exercise. For a description of significant relationships between some of these stockholders and us, please review the matters discussed under the heading "Certain Relationships and Related Party Transactions" beginning on page 34.

CONDITIONS TO THE COMPLETION OF THE RIGHTS OFFERING, INCLUDING COMPLETION OF THE TENDER OFFER

  Completion of the rights offering depends upon subscriptions being obtained for at least 90% of the shares issuable upon exercise of the rights being offered in the rights offering and the consummation of the concurrent tender offer. We currently intend to tender for a minimum of 45% and up to 60% of the outstanding debentures at an indicated price not to exceed 14% of face value. Goldman Sachs and Kelso have indicated that they currently expect to tender their zero coupon convertible debentures in the tender offer, subject to market conditions and the final terms and conditions of the tender offer, although they are not obligated to do so.

NO FRACTIONAL RIGHTS

  We will not issue fractional rights. Instead, we will round up any fractional
rights to the nearest whole right. For example, if you own     shares of AMF
common stock, you will receive     rights, instead of     rights you would have
received without rounding.

  You may request that the subscription agent divide your rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of AMF common stock. However, the subscription agent will not divide your rights certificate so that (through rounding or otherwise) you would receive a greater number of rights than those to which you would be entitled if you had not divided your certificates.

EXPIRATION DATE OF THE RIGHTS OFFERING

  You may exercise the basic subscription privilege and the over-subscription
privilege at any time before 5:00 p.m., New York City time, on        , 1999.
If you do not exercise your rights before the time they expire, then your rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights expire, regardless of when you transmitted the documents, except if you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

  We may extend the expiration date of the rights offering for any reason.

  If we elect to extend the date the rights expire, we will issue a press release announcing the extension before 9:00 a.m. on the first New York Stock Exchange trading day after the most recently announced expiration date. If we extend the date the rights will expire by more than 14 calendar days, we will send prompt written notice of the extension to you and all rights holders of record. See "--Extensions and Termination" on page 31.

SUBSCRIPTION PRIVILEGES

  Your rights entitle you to the basic subscription privilege and the over-subscription privilege.

  Basic Subscription Privilege. With the basic subscription privilege, you may
purchase     shares of AMF common stock per right, upon delivery of the
required documents and payment of the subscription price of $    per share,
before the time the rights expire. You are not required to exercise all of your rights unless you wish to purchase shares under your over-subscription privilege described below.

  Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of AMF common stock upon delivery of the required documents and payment of the subscription price of
$    per share before the time the rights expire. You may exercise your over-
subscription privilege only if you exercised your basic subscription privilege in full. You will receive common stock pursuant to your over-subscription privilege only if other holders of rights do not exercise their basic subscription privileges in full.

  Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege, we will allocate the remaining shares pro rata (subject to the elimination of fractional shares) among those over-subscribing. Pro rata means in proportion to the number of shares you and the other holders have purchased pursuant to the exercise of the basic subscription privilege. If there is a pro rata distribution of the remaining shares and the pro ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege.

  Full Exercise of Basic Subscription Privilege. You may exercise the over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights for shares of AMF common stock you own individually and for shares of AMF common stock you own jointly with your spouse. You only need to fully exercise your basic subscription right with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

  When you complete the portion of the rights certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of AMF common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

  If you own your shares of AMF common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

  .  the number of shares held on       , 1999, the record date, on your
     behalf;

  . the number of rights you exercised under your basic subscription privilege;

  . that your entire basic subscription privilege held in the same capacity has been exercised in full; and

  . the number of shares of AMF common stock you subscribed for pursuant to the over-subscription privilege.

  Your nominee holder must also disclose to us certain other information received from you.

  Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of AMF common stock for which you wished to subscribe, the excess funds you paid for shares of AMF common stock that are not allocated to you will be returned by mail, without interest or deduction, as soon as practicable after the expiration date of the rights.

EXERCISE OF RIGHTS

  You may exercise your rights by delivering the following to the subscription agent before the time the rights expire:

  . Your properly completed and executed rights certificate evidencing those rights with any required signature guarantees or other supplemental documentation; and

  . Your payment in full of the subscription price for each share of AMF common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege.

METHOD OF PAYMENT

  Your payment of the subscription price must be made by either:

  . Check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to the subscription agent; or

  .  Wire transfer of immediately available funds to the account maintained
     by the subscription agent for such purpose at        Bank (marked: "AMF
     Bowling, Inc. Subscription").

RECEIPT OF PAYMENT

  Your payment of the subscription price will be deemed to have been received by the subscription agent only when:

  .  Any uncertified check clears;

  . The subscription agent receives any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

  . The subscription agent receives collected funds in its account at Bank referred to above.

CLEARANCE OF UNCERTIFIED CHECKS

  You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the subscription price by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

  You should deliver the rights certificate and payment of the subscription price, as well as any nominee holder certifications, notices of guaranteed delivery and DTC participant over-subscription forms,

  If by Mail to:

    [Name and Address of Subscription Agent]

  If By Hand Delivery or Overnight Courier to:

     [Name and Address of Subscription Agent]

  You may call the subscription agent at ( )     .

CALCULATION OF RIGHTS EXERCISED

  If you do not indicate the number of rights being exercised, or do not forward full payment of the aggregate subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the over-subscription privilege to purchase the maximum number of shares available to you pursuant to your over-subscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of AMF common stock, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the date the rights expire.

EXERCISING A PORTION OF YOUR RIGHTS

  If you subscribe for fewer than all of the shares of AMF common stock represented by your rights certificate, you may, under certain circumstances, either direct the subscription agent to attempt to sell your remaining rights or receive from the subscription agent a new rights certificate representing the unused rights. See "--Method of Transferring and Selling Rights" beginning on page 30.

THE SUBSCRIPTION AGENT WILL HOLD FUNDS IN ESCROW UNTIL THE SHARES OF COMMON STOCK ARE ISSUED.

  The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of rights until we issue to you your shares of AMF common stock.

SIGNATURE GUARANTEE MAY BE REQUIRED

  Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless

  . your rights certificate provides that the shares of the AMF common stock you subscribed for are to be delivered to you; or

  .  you are an eligible institution.

NOTICE TO BENEFICIAL HOLDERS

  If you are a broker, a trustee or a depositary for securities who holds shares of AMF common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of AMF common stock on the record date, so long as the nominee submits the appropriate rights certificates and certifications and proper payment to the subscription agent.

BENEFICIAL OWNERS

  If you are a beneficial owner of shares of AMF common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

INSTRUCTIONS FOR COMPLETING THE RIGHTS CERTIFICATE

  You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your rights, you must send your rights certificates to the subscription agent. YOU SHOULD NOT SEND THE RIGHTS CERTIFICATES TO US. ANY RIGHTS CERTIFICATES RECEIVED BY AMF WILL BE RETURNED TO THE SENDER AS PROMPTLY AS POSSIBLE.

  YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES, ANY NECESSARY ACCOMPANYING DOCUMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT. IF YOU SEND THE RIGHTS CERTIFICATES AND PAYMENT OF THE AGGREGATE SUBSCRIPTION PRICE BY MAIL, WE RECOMMEND THAT YOU SEND THEM BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. YOU SHOULD ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE TIME THE RIGHTS EXPIRE.

DETERMINATIONS REGARDING THE EXERCISE OF RIGHTS

  We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

  We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of AMF common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" on page 32 and "--Compliance with State Regulations Pertaining to the Rights Offering" on page 33.

GUARANTEED DELIVERY PROCEDURES

  If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent before the time the rights expire, you may exercise your rights by the following guaranteed delivery procedures:

  . Make your payment in full of the subscription price for each share of AMF common stock being subscribed for pursuant to the basic subscription privilege and the over-subscription privilege to be received (in the manner set forth in "--Method of Payment on page 26) to the subscription agent before the time the rights expire;

  . Deliver a notice of guaranteed delivery to the subscription agent at or before the time the rights expire; and

  . Deliver the properly completed rights certificate evidencing the rights being exercised (and, if applicable for a nominee holder, the related nominee holder certification), with any required signatures guaranteed, to the subscription agent, within three New York Stock Exchange trading days following the date the notice of guaranteed delivery was delivered to the subscription agent.

  Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions For Use of AMF Bowling, Inc. Rights Certificates" distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

  .  Your name;

  . The number of rights represented by your rights certificates, the number of shares of AMF common stock you are subscribing for pursuant to the basic subscription privilege and the number of shares of AMF common stock, if any, you are subscribing for pursuant to the over-subscription privilege; and

  . Your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three New York Stock Exchange trading days following the date the subscription agent receives your notice of guaranteed delivery.

  You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under "--Delivery of Subscription Materials and Payment" on page 26. You may also transmit the notice of guaranteed delivery to the subscription agent by
telegram or facsimile transmission (telecopier no.      ). To confirm facsimile
deliveries, you may call     .

  The subscription agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the subscription agent at
      . Banks and brokerage firms, please call        to request any copies of
the form of notice of guaranteed delivery.

SUBSCRIPTION AGENT

  We have appointed       as subscription agent for the rights offering. We
will pay its fees and expenses related to the rights offering. We also have agreed to indemnify the subscription agent from some of the liabilities that it may incur in connection with the rights offering.

QUESTIONS ABOUT EXERCISING RIGHTS--INFORMATION AGENT

  You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, the nominee holder certification, the notice of guaranteed delivery or other subscription documents referred to herein, to the information agent, at the following telephone number and address:

    [Insert name, address and phone number of information agent]

    Banks and Brokerage Firms, please call

NO REVOCATION OF EXERCISE OF RIGHTS UNLESS AMF'S CONDITIONS TO THE COMPLETION OF THE RIGHTS OFFERING ARE NOT MET

  Once you have exercised your basic subscription privilege and, should you choose, your over-subscription privilege, you may not revoke your exercise unless the conditions to our completion of this rights offering are not satisfied, waived or amended before the time the rights expire. In that case, we plan to notify you through a prospectus supplement, you will be able to change your decision and we may extend the date the rights expire.

NO FRACTIONAL SHARES WILL BE ISSUED

  We will not issue any fractional shares of AMF common stock. You may not exercise a right in part.

METHOD OF TRANSFERRING AND SELLING RIGHTS

  We will apply to list the rights on the New York Stock Exchange under the symbol "PINRT." We also expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the date the rights expire. However, there has been no prior public market for the rights. We cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See "--General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights" on page 31.

  Transfer of Rights. You may transfer rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. You cannot transfer fractions of rights. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you do not wish to receive your remaining rights, you may instruct the subscription agent to sell your rights for you as described below.

  If you wish to transfer all or a portion of your rights (but not fractional rights), you should allow a sufficient amount of time prior to the time the rights expire for the subscription agent to:

  .  Receive and process your transfer instructions; and

  . Issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

  If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

  Sales of Rights Through the Subscription Agent. You may also sell your rights, in whole or in part (but not fractional rights), through the subscription agent. If you wish to have the subscription agent try to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to try to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate.

  If the subscription agent sells rights for you, it will send you a check for the proceeds from the sale of any of your rights as soon as possible after the date the rights expire. If your rights can be sold, the sale will be deemed to have been made at the weighted average sale price of all rights sold by the subscription agent. We will pay the fees charged by the subscription agent for making your sale. We cannot assure you, however, that a market will develop for the rights or that the subscription agent will be able to sell your rights.

  You must have your order to sell your rights to the subscription agent before
11:00 a.m., New York City time, on       , 1999, the fifth business day before
the date the rights are expected to expire. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders based upon the number of rights each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your rights by 5:00 p.m., New
York City time, on       , 1999, the third business day before the date the
rights are expected to expire, the subscription agent will hold your rights certificate for pick up by you at the subscription agent's hand delivery address provided on page 3.

  General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights. You should also allow up to ten business days for your transferee to exercise or sell the rights evidenced by such new rights certificates. The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee, and the number of transactions which the holder instructs the subscription agent to effect. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the time the rights expire.

  You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, five business days before the date the rights expire. The subscription agent will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will lose your power to sell or exercise your remaining rights.

  Unless you make other arrangements with the subscription agent, a new rights certificate issued to you after 5:00 p.m., New York City time, five business days before the date the rights expire, will be held for pick-up by you at the subscription agent's hand delivery address provided on page 3. You will bear the responsibility for all newly issued rights certificates.

  Except for fees charged by the subscription agent (which we will pay), you are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights. Any amounts you owe will be deducted from your account.

  IF YOU DO NOT EXERCISE YOUR RIGHTS BEFORE 5:00 P.M. ON      , 1999, YOUR
RIGHTS WILL EXPIRE AND WILL NO LONGER BE EXERCISABLE.

PROCEDURES FOR DTC PARTICIPANTS

  We expect that the rights will be eligible for transfer through, and that your exercise of your basic subscription privilege (but not your over-subscription privilege) may be made through, the facilities of The Depository Trust Company (commonly known as DTC). If you exercise your basic subscription privilege through DTC we refer to your rights as "DTC Exercised Rights." If you hold DTC Exercised Rights, you may exercise your over-subscription privilege by properly executing and delivering to the subscription agent, at or prior to the time the rights expire, a DTC participant over-subscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of AMF common stock for which your over-subscription privilege is to be exercised. Please call the subscription agent
at (  )        to obtain copies of the DTC participant over-subscription
exercise form and the nominee holder certification.

EXTENSIONS AND TERMINATION

  We may extend the rights offering and the period for exercising your rights. We may terminate the rights offering at any time before the time the rights expire.

NO RECOMMENDATIONS TO RIGHTS HOLDERS

  We are not making any recommendation as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests. None of the members of our board of directors or the special committee, our officers or any other person are making any recommendations as to whether or not you should exercise your rights.

FOREIGN STOCKHOLDERS

  We will not mail rights certificates to holders of AMF common stock on the record date or to subsequent transferees whose addresses are outside the United States. Instead, we will have the subscription agent hold those rights certificates for those holders' accounts. To exercise their rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City
time, on    ,1999, three business days prior to the date the rights are scheduled to expire, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (if no contrary instructions have been received), the rights will be sold, subject to the subscription agent's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all rights sold by the subscription agent. See "--Method of Transferring and Selling Rights" beginning on page 30. If the subscription agent sells the rights, the subscription agent will remit a check for the proceeds from the sale of any rights to foreign holders by mail. The proceeds, if any, resulting from sales of rights pursuant to the basic subscription privilege of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the date the rights expire will be turned over to AMF.

REGULATORY LIMITATION

  We will not be required to issue to you shares of AMF common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights expire, you have not obtained such clearance or approval.

ISSUANCE OF COMMON STOCK

  The subscription agent will issue to you certificates representing shares of AMF common stock you purchase pursuant to the rights offering as soon as practicable after the time the rights expire.

  Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us, until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether such funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of AMF with respect to shares of AMF common stock subscribed for until certificates representing such shares are issued to you. Upon our issuance of such certificates, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, your certificates for shares issued pursuant to your exercise of rights will be registered in your name.

  If the rights offering is not completed for any reason, the subscription agent will promptly return, without interest, all funds received by it.

  We will retain any interest earned on the funds held by the subscription agent prior to the closing or termination of the rights offering.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

  Assuming we issue all of the shares of AMF common stock issuable upon
exercise of the rights issued in the rights offering, approximately     shares
of AMF common stock will be issued and outstanding after the rights offering is
completed. Based on the     shares of AMF common stock outstanding as of
, 1999, our issuance of shares in the rights offering would result (on an as
adjusted basis as of       , 1999) in an approximately   % increase in the
number of outstanding shares of AMF common stock.

COMPLIANCE WITH STATE REGULATIONS PERTAINING TO THE RIGHTS OFFERING

  We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase AMF common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS AGREEMENT

  We have a stockholders agreement which governs the relationship among AMF and some of our significant and management stockholders. The parties to the stockholders agreement are AMF, affiliates of Goldman Sachs, Kelso, Bain and Blackstone, Citicorp North America, Inc., Charles M. Diker, Stephen E. Hare and a number of current and former members of management. We have summarized the terms of the stockholders agreement below, but you should refer to our Registration Statement on Form S-1 (Registration No. 333-34099), declared effective on November 3, 1997 for the full text of the stockholders agreement.

  The stockholders agreement gives the Goldman Sachs affiliates the right to increase or decrease the size of our board of directors. The Goldman Sachs affiliates also have the right to nominate five directors and to nominate a majority of the members of the board, so long as they hold a majority of the outstanding shares of our common stock. Each of three other investment funds that are part of the original investor group has the right to nominate one member of our board subject to some limitations and to the approval of the Goldman Sachs affiliates. Each member of the investor group (including the Goldman Sachs affiliates) that nominated one or more directors generally has the right to recommend removal, with or without cause, of the director or directors nominated, at which time the director must resign or be subject to removal by the stockholders. If a director nominated by an investor group member dies, is removed or resigns, that director may be replaced by the member that nominated him, subject to the approval of the Goldman Sachs affiliates.

  The stockholders agreement requires the board of directors to have an executive committee, which is made up of two directors named by the Goldman Sachs affiliates and our president and chief executive officer, Roland C. Smith. The executive committee may exercise all the powers and authority of the board of directors except (a) where the stockholders agreement requires a meeting of the board of directors and (b) for actions which require a special vote. A "special vote" is required for:

  .  the issuance of capital stock below fair market value;

  .  the grant or issuance of options or warrants exercisable or exchangeable
     for more than    shares;

  .  entering into transactions with affiliates of Goldman Sachs; and

  . amendments to the stockholders agreement, our certificate of incorporation or our bylaws, which would adversely affect the rights and obligations of certain members of our investor group.

  Matters requiring a special vote must be approved by a majority of the directors who are nominated by the Goldman Sachs affiliates and who are not our employees, and at least one director nominated by Blackstone or Kelso. Any amendment affecting one stockholder differently from any other stockholder requires that stockholder's approval.

  Each stockholder who signed the stockholders agreement has agreed:

  . to appear in person or by proxy at any stockholders meeting for purposes of obtaining a quorum;

  . to vote its shares of common stock in favor of the election or removal of directors in accordance with the board composition provisions of the stockholders agreement summarized above;

  . to otherwise vote its shares of common stock at stockholders meetings in a manner consistent with the stockholders agreement;

  . not to grant any proxy or enter into any voting trust relating to the common stock it holds or enter into any stockholder agreement inconsistent with the stockholders agreement; and

  . not to act as a group or in concert with others in acquiring, disposing or voting its shares of common stock in any manner inconsistent with the stockholders agreement.

  If a stockholder who signed the stockholders agreement decides to sell its shares of common stock (other than in certain cases, including in a transaction governed by Rule 144 of the Securities Act), that stockholder must give the other stockholders party to the Stockholders Agreement notice of its intent to sell and those other stockholders have the opportunity to sell a pro rata share of their common stock in that sale. In addition, if stockholders owning 51% or more of our outstanding common stock propose to sell all of their common stock in a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, those stockholders will have the right to require other stockholders to sell their AMF common stock in that sale on the same terms and conditions as the stockholders proposing to sell.

  The stockholders agreement will terminate if:

  . the Goldman Sachs affiliates and certain members of the original investor group no longer hold at least 50% of the shares of AMF common stock outstanding after giving effect to specified adjustments;

  . the Goldman Sachs affiliates and certain members of the investor group hold in the aggregate less than 40% of the number of shares of common stock outstanding, on a fully diluted basis; and

  . any merger, recapitalization, consolidation, reorganization or other restructuring of AMF results in the stockholders that signed the stockholders agreement owning less than a majority of the outstanding voting power of the entity surviving that transaction.

REGISTRATION RIGHTS AGREEMENT

  We are subject to a registration rights agreement with substantially all of the same parties who signed the Stockholders Agreement. Pursuant to the registration rights agreement, we granted the Goldman Sachs affiliates the right to make up to five demands that we register shares of common stock under the Securities Act and we granted three investment funds that are members of the original investor group each the right to make one demand that we similarly register their shares.

  If a demand is made for registration, each of the other stockholders that are parties to the Registration Rights Agreement will have the opportunity to participate on a pro rata basis in the registration demanded. In addition, except in some circumstances and subject to some limitations, if we propose to register any shares of common stock under the Securities Act, the stockholders will be entitled to require us to include all or a portion of their shares of common stock in that registration.

  We have summarized the terms of the registration rights agreement above, but you should refer to our Registration Statement on Form S-1 (Registration No. 333-34099), declared effective on November 3, 1997 for the full text of the registration rights agreement.

TRANSACTIONS WITH MANAGEMENT AND OTHERS; CERTAIN BUSINESS RELATIONSHIPS

  Richard A. Friedman, Terence M. O'Toole and Peter M. Sacerdote, each of whom is affiliated with Goldman Sachs, are directors of AMF and some of our subsidiaries. Mr. Friedman is also our Chairman. Goldman Sachs and its affiliates beneficially own a majority of the outstanding shares of our common stock.

  Goldman Sachs acted as lead initial purchaser in the May 1998 sale of our zero coupon convertible debentures and received commissions and discounts of $5.4 million.

  In 1998, we paid an affiliate of Goldman Sachs $300,000 for services performed under our principal subsidiary's bank credit agreement. Parties to the bank credit agreement, which was amended and restated on September 30, 1998, include our principal operating subsidiary, affiliates of several of our stockholders, including affiliates of Goldman Sachs and certain other banks, financial institutions and institutional lenders. Affiliates of Goldman Sachs and Citicorp North America, Inc. have acted as arrangers of the bank debt agreement. Citibank, N.A. is currently acting as administrative agent and Citicorp USA, Inc. is acting as collateral agent for a revolving credit and term loan facility extended to our principal operating subsidiary under the bank debt agreement in an amount up to $810.3 million. We would expect to pay an affiliate of Goldman
Sachs a portion of the $        fee payable to the banks in connection with the
1999 amendment of our principal subsidiary's bank credit agreement, subject to approval of the amendment by the lenders and subject to consummation of the amendment.

  Our principal operating subsidiary has retained Goldman Sachs as its financial adviser to provide it investment banking and financial advisory services, including services in connection with acquisitions, dispositions or financings. Pursuant to this engagement, the subsidiary has agreed to reimburse Goldman Sachs for its out-of-pocket expenses and to indemnify Goldman Sachs in connection with its services rendered.

  We have also entered into three interest rate cap agreements with an affiliate of Goldman Sachs to hedge our exposure to fluctuations in the interest rates applicable to our borrowings under our principal subsidiary's bank credit agreement through March, 2000. We paid fees of $50,000 in connection with a transaction on March 31, 1998, $40,000 in connection with a transaction executed on October 30, 1998 and $65,000 in connection with a transaction executed on March 23, 1999.

  Goldman Sachs holds warrants to purchase 870,000 shares of our common stock. The warrants were issued to Goldman Sachs at the time of the acquisition of AMF by the original investor group in 1996. The warrants are exercisable for a nominal amount. They contain an anti-dilution provision that adjusts the amount of shares issuable if certain events occur, including a merger, a recapitalization or a common stock offering at below market prices.

  On April 28, 1999, we entered into an employment agreement with Roland C. Smith. It provides for Mr. Smith's appointment as our President and Chief Executive Officer and as a member of our board of directors. The agreement has a three-year term, which is automatically extended for an additional year at the end of the initial term and on each anniversary of such date, unless 180 days' written notice is given. Under the employment agreement, Mr. Smith will receive an annual salary of at least $575,000 and is eligible to receive an annual bonus of 75% of his base salary ($431,250 will be guaranteed as a bonus for 1999). Half of the bonus will be based on discretionary objectives and half will be based on operational and financial targets, in each case, as set by the compensation committee of our board of directors. Mr. Smith will receive a signing bonus of $500,000 and certain relocation expenses.

  In the event of a termination of Mr. Smith's employment by us under certain circumstances (other than for cause) or by Mr. Smith (for good reason), Mr. Smith's base salary and welfare benefits are continued through the rest of his employment period and for 12 months thereafter. Additionally, we are required to pay accrued compensation and an amount equal to the annual bonus. In the event of a termination of employment due to a disability, Mr. Smith is entitled to payment of his accrued compensation, a pro rata bonus and continued welfare benefits for one year. In the event of death, Mr. Smith's estate is entitled to his accrued compensation and a pro rata bonus and continued welfare benefits for his family for one year.

  Mr. Smith will have the right to resign within nine months of a change in control of the company (as defined in the employment agreement) if Mr. Smith's duties, authority, responsibilities, title or compensation are adversely altered following such change in control. In such event, Mr. Smith will receive the severance amounts and benefits described in the first sentence of the immediately preceding paragraph.

  Mr. Smith has agreed to abide by certain non-competition and non-solicitation restrictions during the term of his employment and, unless terminated by AMF without cause, for two years thereafter.

  Pursuant to the employment agreement, Mr. Smith entered into a stock option agreement with us, granting him an option to purchase 1,000,000 shares of our common stock at an exercise price of $5.2813 per share. The option vests and becomes exercisable in 20% increments on the date of grant and on each of the next four anniversaries, and becomes vested and fully exercisable upon a change of control (as defined in the option agreement). In the event of termination of Mr. Smith's employment by us under certain circumstances (other than for cause) or by Mr. Smith (for good reason), the portion of the option that was scheduled to vest during the two years immediately after the termination will vest, and the remaining unvested portion will be forfeited. On termination of employment under certain other circumstances, the unvested portion of the option will be forfeited. The vested portion of the option is generally exercisable for 90 days (or one year in the event of death) in the event of a termination of employment for any reason.

  We loaned $1.0 million each to Douglas J. Stanard and Stephen E. Hare on a non-recourse basis to enable them to purchase shares of our common stock. The common stock they purchased serves as collateral to secure the promissory notes reflecting the indebtedness. When Mr. Stanard resigned from his positions with AMF, he transferred all of his common stock back to us in exchange for our canceling the promissory note.

OWNERSHIP OF ZERO COUPON CONVERTIBLE DEBENTURES

  On November 12, 1998, affiliates of Goldman Sachs and Kelso entered into a Debenture & Note Purchase Agreement, in which Goldman Sachs and Kelso agreed to make open market purchases of the zero coupon convertible debentures from time to time in agreed upon proportions. Under the Debenture & Note Purchase Agreement, affiliates of Goldman Sachs have purchased $415,957,000 in aggregate principal amount at maturity of zero coupon convertible debentures and affiliates of Kelso have purchased $79,993,000 in aggregate principal amount at maturity of zero coupon convertible debentures. Goldman and Kelso have indicated that they currently expect to tender their debentures in the tender offer subject to market conditions and the final terms and conditions of the tender offer, although they are not obligated to so tender.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  McGuire, Woods, Battle & Boothe LLP, our special federal tax counsel, has advised us that the following discussion as to legal matters is its opinion as to the material United States federal income tax consequences of the rights offering. Their opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable final, temporary and proposed Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the IRS, and upon the facts concerning AMF as of today. We cannot assure you that the IRS will agree with their opinion, and we are not requesting a ruling from the IRS. Legislative, judicial or administrative changes or interpretations may be issued in the future that could alter or modify their opinion. These changes or interpretations could be retroactive and therefore affect the tax consequences to you.

  Moreover, the opinion of McGuire, Woods, Battle & Boothe LLP does not purport to fully address all aspects of federal income taxation that may be relevant to you, especially if you are subject to special treatment under the federal income tax laws. For example, if you are a bank, a dealer in securities, a trader in securities that elects to mark to market, a life insurance company, a tax-exempt organization or a foreign taxpayer (such as a foreign corporation, foreign partnership or nonresident alien individual), this discussion may not cover all relevant tax issues. Also this opinion does not address applicable tax consequences if you hold AMF common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. This opinion does not address any aspect of state, local or foreign tax laws.

  In addition, this opinion assumes that you hold AMF common stock, and will hold the rights and any shares of AMF common stock you acquire upon the exercise of rights, as capital assets (generally, property held for investment) for federal income tax purposes. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

ISSUANCE OF THE RIGHTS

  If you hold AMF common stock on the record date, you will not be required to recognize taxable income upon the receipt of the rights.

  Subject to certain exceptions, a distribution by a corporation to its stockholders of rights to acquire stock in the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a "disproportionate distribution" with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a "disproportionate distribution" if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of the receipt of property (including cash) by some stockholders and an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation.

  The distribution of the rights to all stockholders will not constitute a taxable distribution based on representations by AMF that:

  .  there is a single class of stock outstanding, and

  . there has not been nor is there expected to be any property distributions to any stockholder in connection with the distribution of rights.

  If despite these representations, the IRS were to conclude that there were other property distributions to stockholders in connection with the distribution of rights, the IRS could try to treat the distribution of rights as a taxable distribution. If the IRS were successful in taking such a position, an AMF stockholder receiving rights would include in gross income (taxable as ordinary income) the fair market value of the rights received to the extent of the current and accumulated earnings and profits of AMF. To the extent the fair market value of the rights exceeded the current and accumulated earnings and profits of AMF, the excess would be treated first as a nontaxable recovery of adjusted tax basis in the AMF common stock with respect to which the rights were distributed and then as gain from the sale or exchange of the AMF common stock. An AMF stockholder's tax basis in rights received in a taxable distribution would equal the fair market value of the rights as of the date of distribution of the rights. An AMF stockholder's holding period in those rights would begin on the day following the date of distribution of the rights.

  We intend to treat the distribution of rights as a nontaxable distribution. Except as provided above, the following discussion assumes that the distribution of the rights will be treated as a nontaxable distribution.

BASIS AND HOLDING PERIOD OF THE RIGHTS

  If you hold AMF common stock on the record date and the fair market value of the rights on the day we issue the rights is less than 15% of the fair market value of AMF common stock on that date, your basis in the rights received generally will be zero. However, you will be permitted to make an election, under section 307 of the Internal Revenue Code, to allocate your basis in your shares of AMF common stock between your stock and the rights in proportion to their relative fair market values on the date we issue the rights.

  If the fair market value of the rights on the date we issue the rights is 15% or more of the fair market value of AMF common stock on that date (which could occur if an unanticipated market demand for rights develops), you will be required to allocate your basis in your shares of AMF common stock between your stock and the rights in proportion to their relative fair market values on the date we issue the rights.

  If you hold AMF common stock on the record date, the holding period of rights that we distribute to you will include your holding period (as of the date of issuance) for the AMF common stock with respect to which we distributed the rights to you.

  If you purchase rights, your basis in the rights will be equal to your purchase price for the rights. Your holding period for those rights will begin on the date following the date you purchase the rights.

TRANSFER OF THE RIGHTS

  If you sell or exchange your rights, you generally will recognize gain or loss equal to the difference between the amount realized and your basis, if any, in the rights. Such gain or loss generally will be capital gain or loss (assuming the rights are held as capital assets at the time of the sale or exchange). Gain or loss from the sale of an asset held for more than one year will generally be taxable as long term capital gain or loss. If you are an individual, any long term capital gain is generally taxed at a maximum federal income tax rate of 20%.

EXPIRATION OF THE RIGHTS

  If your basis in your rights is zero, and you allow your rights to expire unexercised, you will not recognize any gain or loss.

  If you received your rights in a distribution from AMF and you allow your rights to expire unexercised, you will not be permitted to recognize a taxable loss. Any basis that would have been allocated to the expired rights will instead be reallocated to the AMF common stock with respect to which those rights were distributed.

  If you purchase rights from another person and allow those rights to expire unexercised, you will recognize a taxable loss. Any loss you recognize on the expiration of your rights will be a capital loss if the AMF common stock that you would have obtained on exercise of the rights would have been a capital asset.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF ACQUIRED SHARES

  You will not recognize any gain or loss upon the exercise of your rights. Your basis in each share of AMF common stock you acquire through exercise of your rights will equal the sum of the subscription price you paid to exercise your rights and your basis, if any, in the rights. Your holding period for the AMF common stock you acquire through exercise of your rights will begin on the date you exercise your rights.

SALE OR EXCHANGE OF COMMON STOCK

  If you sell or exchange shares of AMF common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 20%.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under the backup withholding rules of the Internal Revenue Code, you may be subject to 31% backup withholding with respect to any reportable payments made to you pursuant to the rights offering. You will not be subject to backup withholding if you:

  . Are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or

  . Provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

  Any amount withheld under these rules will be credited against your federal income tax liability, provided that the required information is given to the IRS. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

NON-U.S. HOLDERS

  For purposes of the following discussion, you will be considered a "Non-U.S. Holder" if, for U.S. federal income tax purposes, you are considered to be (i) a nonresident alien individual, (ii) a foreign corporation, (iii) an estate or trust that is not subject to U.S. federal income tax on a net income basis, or
(iv) a foreign partnership.

  If you are a Non-U.S. Holder of AMF common stock, under the general rules described above you will not be required to recognize taxable income on the receipt or exercise of rights. See "Issuance of the Rights" above.

  Dividends. In general, if you are a Non-U.S. Holder dividends paid to you on AMF common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. If your dividends are connected with your conduct of a trade or business in the United States, such dividends generally will be subject to U.S. federal income tax at regular rates, and will not be subject to the 30% withholding tax if you file the appropriate IRS form with the payor. If you are a foreign corporation, dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

  Under current rules, if dividends are paid to you at an address in a foreign country you generally are presumed (absent actual knowledge to the contrary) to be a resident of such country for purposes of the withholding rules discussed above and for purposes of determining whether you qualify for a favorable tax treaty rate. Under new regulations, not generally in effect until after December 31, 2000 (the "Final Regulations"), however, if you wish to claim the benefit of an applicable treaty rate you will be required to satisfy applicable certification and other requirements.

  If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty you may obtain a refund of any amounts currently withheld by filing an appropriate claim for a refund with the IRS.

  Sale or Exchange of Rights or AMF Common Stock. Except as described below and subject to the discussion concerning backup withholding, any gain realized on the sale or exchange of rights or on the sale, exchange or redemption of AMF common stock acquired upon exercise of a right generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with a trade on business that you conduct in the U.S. (and, if you are a treaty resident, is attributable to a fixed base or permanent establishment that you maintain in the U.S.), (ii) subject to certain exceptions, you are an individual who holds the AMF common stock as a capital asset and you are present in the United States for 183 days or more in the taxable year of the disposition, (iii) you are subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) AMF is a "U.S. real property holding corporation" for federal income tax purposes. AMF does not believe that it is currently a "U.S. real property holding corporation," or that it will become one in the future.

  Federal Estate Tax. If you are an individual who is neither a citizen nor a resident of the United States (for federal estate tax purposes) any AMF common stock that you own at your death will be included in your estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

  Information Reporting and Backup Withholding. AMF must report annually to the IRS and to each Non-U.S. Holder any dividend that is subject to withholding or is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

  The payment of the proceeds on the disposition of AMF common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your Non-U.S. Holder status under penalty of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

  In the case of the payment of proceeds from the disposition of AMF common stock to or through a non- U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting (but not backup withholding) will apply to the payment unless the broker has documentary evidence in the files that you are a Non-U.S. Holder and the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that you are a U.S. person).

  The Final Regulations, which are not currently in effect, make certain modifications to the withholding, backup withholding and information reporting rules described above. The Final Regulations generally attempt to unify certification requirements and modify reliance standards. You should consult your own tax advisor regarding the Final Regulations.

  Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is provided to the IRS.

                          DESCRIPTION OF CAPITAL STOCK

  The following is a summary of the terms of our capital stock and highlights some of the provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of the certificate of incorporation or the bylaws. If you would like to read the certificate of incorporation or bylaws, they are on file with the SEC.

AUTHORIZED SHARES

  Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of April 29, 1999, 59,597,550 shares of AMF common stock were outstanding. We have reserved a total of 16,394,726 shares of AMF common stock for issuance upon exercise of outstanding stock options and warrants and upon conversion of our zero coupon convertible debentures (without giving effect to debentures tendered to us in the concurrent tender offer and without giving effect to any adjustments to options, warrants or debentures that may be due to this rights offering). No shares of preferred stock are outstanding.

COMMON STOCK

  As a holder of AMF common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. You do not have cumulative voting rights. Therefore, holders of a majority of shares of AMF common stock entitled to vote in any election of our directors may elect all directors standing for election. Affiliates of Goldman Sachs own a majority of the outstanding AMF common stock. As a result of that ownership and the provisions of the stockholders agreement discussed under the heading "Certain Relationships and Related Party Transactions," Goldman Sachs affiliates generally have the ability to:

  .  control the election of a majority of our board of directors;

  .  appoint new management; and

  . approve or block any action requiring stockholders approval, including amendments to our certificate of incorporation and mergers or sales of substantially all of our assets.

  The stockholders agreement also provides for three of the investment funds which are our stockholders each to nominate a director. Each of these nominees is subject to approval of affiliates of Goldman Sachs.

  Holders of AMF common stock are entitled to receive dividends declared by our board of directors. The ability of our board of directors to declare dividends, however, is subject to the rights of any holders of our preferred stock and the availability of sufficient funds to pay the dividends. See "Dividend Policy" on page 21 for a description of substantial restrictions on our ability to pay dividends. If we liquidate AMF, you will be entitled to share ratably with the other stockholders in the distribution of all assets that we have left after we pay all of our liabilities and all of our obligations to the holders of preferred stock. You have no preemptive rights to subscribe for additional shares of AMF and no right to convert your AMF common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of AMF common stock. Your AMF common stock is not redeemable by us.

PREFERRED STOCK

  Your rights as a holder of AMF common stock may be affected by any preferred stock that we may issue. As of the date of this prospectus, we have not issued any preferred stock and we do not have any plans to issue any preferred stock in the future. However, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock. The issuance of preferred stock could adversely affect your voting power as a holder of AMF common stock and could have the effect of delaying, deferring or impeding a change in control of AMF.

  If we authorize the issuance of preferred stock, our board of directors has the authority to determine whether any or all shares of authorized preferred stock should be issued as a class without series or in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock. The rights and restrictions on the preferred stock may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

  Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying, deterring or preventing a sale or change of control of AMF. These provisions may also make the removal of directors and management more difficult. For example, our bylaws restrict who may call a special meeting of stockholders, making it difficult for stockholders to call meetings for special purposes. Also, our certificate of incorporation authorizes us to issue preferred stock and rights or options entitling the holders to purchase securities of AMF or of any other corporation, without stockholder approval and upon terms the board of directors determines. However, because the parties to the stockholders agreement can currently (and after the rights offering will continue to be able to) elect all members of our board of directors and control the outcome of most matters submitted to a vote of stockholders, such provisions currently have limited significance to you.

LIMITATION OF LIABILITY OF DIRECTORS

  The certificate of incorporation and bylaws limit the directors' liability to stockholders and AMF. Specifically, a director is not liable to AMF or you, as one of its stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability for a director's

  .  breach of his or her duty of loyalty to AMF or our stockholders;

  . acts or omissions that are either not in good faith or which involve his or her intentional misconduct or a knowing violation of law;

  . unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the Delaware General Corporation Law; and

  . participation in a transaction from which he or she received an improper personal benefit.

  These provisions do not limit liability under federal or state securities laws. We believe these provisions will help us attract and retain qualified individuals to serve as directors.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

  We have elected in the certificate of incorporation not to be subject to
Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between a Delaware corporation and an "interested stockholder" (generally, a holder of 15% or more of a corporation's voting stock).

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for AMF common stock and the rights is ChaseMellon Shareholder Services, LLC.

                              PLAN OF DISTRIBUTION

  We are making this rights offering directly to you, the holders of AMF common stock.

  We will pay      , the information agent, a fee of approximately $    and
     , the subscription agent, a fee of approximately $   .

  We estimate that our total expenses in connection with the rights offering, including fees to the information agent and the subscription agent, will be
$   .

  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

  Morgan Stanley is acting as financial advisor to the special committee of the board of directors in connection with the rights offering and the related recapitalization plan. It is advising the special committee about the size, pricing and structure of the rights offering and on the pricing of the tender offer. Morgan Stanley's advice has included assistance in determining the subscription price and the impact of the rights offering on us and our stockholders from a financial point of view. It has also discussed with management, the board of directors and the special committee the possible effects of the rights offering and the recapitalization plan, including the concurrent tender offer for our zero coupon convertible debentures. Morgan Stanley also performed analyses to assist the special committee in determining the appropriate and desirable pricing terms for the rights offering. Please refer to "Our Business, Recapitalization Plan and On-Going Business Strategies" on page 18 and "The Rights Offering--Approval of the Rights Offering and Determination of the Subscription Price" on page 23 for more information about the background of the rights offering. Morgan Stanley is not making a recommendation as to whether or not you should exercise your rights. You should make your decision based on your own assessment as to whether to exercise your rights. Morgan Stanley is also acting as dealer manager in the concurrent tender offer for our zero coupon convertible debentures. We have agreed to pay
Morgan Stanley a fee of $        for serving in both of these capacities. We
have also agreed to reimburse its reasonable expenses and to indemnify it against certain liabilities, including under the securities laws.

  The financial advisor to the special committee or some of its affiliates have performed in the past and may perform in the future other financial advisory and investment banking services for us. We have paid, and may in the future pay, such parties compensation for their services.

                                    LAWYERS

  McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, and Wachtell, Lipton, Rosen & Katz, New York, New York, represented AMF in connection with the validity of the AMF common stock and the rights offered by this prospectus. Potter, Anderson & Corroon LLP represented the special committee of the board of directors in considering the rights offering and other related matters.

                                    EXPERTS

  The financial statements and schedules as of December 31, 1998, 1997 and 1996, for each of the two years ended December 31, 1998 and for the period from inception (January 12, 1996) through December 31, 1996 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The combined financial statements, as of April 30, 1996 and for the four months then ended, of AMF Bowling Group, the predecessor company to AMF Bowling, Inc., incorporated in this prospectus by reference to the AMF Bowling, Inc. Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  We have agreed to indemnify PricewaterhouseCoopers LLP for the payment of all legal costs and expenses incurred in their successful defense of any legal action or proceeding that arises as a result of their audit reports on the combined financial statements of AMF Bowling Group being included or incorporated by reference in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the rights and the shares of AMF common stock to be issued when the rights are exercised. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

  Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including the attached exhibits and schedules, and any reports, proxy statements or other information that we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, NW 20549. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information contained in this prospectus.

  We incorporate by reference into this prospectus the following documents (SEC File No. 001-13539), which contain important information about us and our business and financial results:

  .  our Annual Report on Form 10-K for the year ended December 31, 1998; and

  . the description of the AMF common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 27, 1997.

  We may file additional documents with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the expiration of the rights offering. The SEC allows us to incorporate by reference into this prospectus such documents. You should consider any statement contained in this prospectus (or in a document incorporated into this prospectus) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

  YOU MAY GET COPIES OF ANY OF THE INCORPORATED DOCUMENTS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED) AT NO CHARGE TO YOU BY WRITING OR CALLING RENEE D. ANTOLIK, AMF BOWLING, INC., DIRECTOR, INVESTOR RELATIONS AND FINANCIAL REPORTING (TELEPHONE: (804) 730-4402).

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  AMF BOWLING, INC. HAS NOT AUTHORIZED ANY PERSON TO GIVE YOU INFORMATION THAT DIFFERS FROM THE INFORMATION IN THIS PROSPECTUS. YOU SHOULD RELY SOLELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, EVEN IF THE PROSPECTUS IS DELIVERED TO YOU AFTER THE PROSPECTUS DATE, OR YOU BUY AMF COMMON STOCK AFTER THE PROSPECTUS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Questions and Answers About the Rights Offering...........................   2
Prospectus Summary........................................................   4
Summary Consolidated Financial Data.......................................   7
Risk Factors..............................................................   9
Cautionary Statement Regarding Forward-Looking Statements ................  15
Recent Developments.......................................................  17
Our Business, Recapitalization Plan and On-Going Business Strategies......  18
Use of Proceeds...........................................................  21
Dividend Policy...........................................................  21
Price Range of Common Stock...............................................  21
Capitalization............................................................  22
The Rights Offering.......................................................  23
Certain Relationships and Related Party Transactions......................  34
Certain Federal Income Tax Consequences...................................  38
Description of Capital Stock..............................................  42
Plan of Distribution......................................................  44
Lawyers...................................................................  45
Experts...................................................................  45
Where You Can Find More Information.......................................  46

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                                       SHARES

                               AMF BOWLING, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------



                                       , 1999

-------------------------------------------------------------------------------
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

   SEC Registration Fee................................................ $38,920
   NYSE Listing Fee....................................................    *
   Subscription Agent Fee..............................................    *
   Information Agent Fee...............................................    *
   Printing and Engraving Expenses.....................................    *
   Legal Fees and Expenses.............................................    *
   Accounting Fees and Expenses........................................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total.............................................................    *
                                                                        =======

--------
* To be provided in an amendment to the Registration Statement.

Item 15. Indemnification of Directors and Officers

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.
Article VIII, Section 1 of the registrant's Restated Certificate of Incorporation limits the liability of directors thereof to the full extent permitted by Section 102(b)(7) of the DGCL.

  Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents of the corporation, if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, a corporation may indemnify any such person for expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of any such action or suit by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation; however, the corporation may not indemnify the person for such expenses in a suit or action by or on behalf of the corporation unless the Delaware Court of Chancery or the court hearing the action or proceeding determines that the person is fairly and reasonably entitled to indemnity for such expenses. A corporation is required to provide the foregoing indemnity to a director if the director is successful (on the merits or otherwise) in his or her defense of the claim or proceeding. Article VIII, Section 2(a) of the Restated Certificate of Incorporation of the registrant provides that the registrant shall indemnify its officers and directors to the full extent permitted by Delaware law.

  Article VIII, Section 2(a) of the registrant's Restated Certificate of Incorporation also provides that the registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors, except as otherwise provided in the Restated Certificate of Incorporation. Any rights to indemnification conferred in Section 2 are contract rights, and include the right to be paid by the registrant the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity in advance of final disposition shall be made only upon delivery to the registrant of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced, if it is ultimately determined that such director or officer is not entitled to be indemnified under Section 2 or otherwise. By action of the board of directors, the registrant may extend such indemnification to employees and agents of the registrant.

  An insurance policy obtained by the registrant provides for indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 16. Exhibits

  See Index to Exhibits.

Item 17. Undertakings

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, Virginia, on May 4, 1999.

                                          AMF Bowling, Inc.


                                          By: /s/ Roland C. Smith
                                             ----------------------------------
                                             Name: Roland C. Smith
                                             Title: President and Chief
                                             Executive Officer

  KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stephen E. Hare, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file the same with the SEC, (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and all documents in connection therewith and (ii) a registration statement, and any and all amendments thereto, and all documents in connection therewith relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

              Signature                Title
              ---------                -----

       /s/ Richard A. Friedman         Chairman of the Board
______________________________________
         Richard A. Friedman

         /s/ Roland C. Smith           Director/President and Chief Executive Officer
______________________________________  (Principal Executive Officer)
           Roland C. Smith

       /s/ Terence M. O'Toole          Director
______________________________________
          Terence M. O'Toole

       /s/ Peter M. Sacerdote          Director
______________________________________
          Peter M. Sacerdote

              Signature                Title
              ---------                -----
        /s/ Charles M. Diker           Director
______________________________________
           Charles M. Diker

        /s/ Paul B. Edgerley           Director
______________________________________
           Paul B. Edgerley

                                       Director
______________________________________
           Howard A. Lipson

       /s/ Thomas R. Wall, IV          Director
______________________________________
          Thomas R. Wall, IV

         /s/ Stephen E. Hare           Director/Executive Vice President/Chief Financial
______________________________________  Officer/Treasurer (Principal Financial Officer)
           Stephen E. Hare

       /s/ Michael P. Bardaro          Senior Vice President/Corporate
______________________________________  Controller/Assistant Secretary/Chief Accounting
          Michael P. Bardaro            Officer (Principal Accounting Officer)

                                LIST OF EXHIBITS

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  4.1    Form of Rights Certificate.

  4.2    Specimen of Common Stock Certificate. (1)

  4.3    Restated Certificate of Incorporation of AMF Bowling, Inc. (2)

  4.4    By-Laws of AMF Bowling, Inc. (3)

  5.1*   Opinion of McGuire, Woods, Battle & Boothe LLP.

  5.2*   Opinion of Wachtell, Lipton, Rosen & Katz.

 23.1    Consent of Arthur Andersen LLP.

 23.2    Consent of PricewaterhouseCoopers LLP.

 23.3*   Consent of McGuire, Woods, Battle & Boothe LLP (contained in Exhibit
         5.1).

 23.4*   Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.2).

 24.1    Power of Attorney (included on signature page).

 99.1    Form of Instructions to Stockholders.

 99.2    Form of Notice of Guaranteed Delivery.

 99.3    Form of DTC Participant Over-Subscription Exercise Form.

 99.4    Form of Letter to Stockholders who are Record Holders.

 99.5    Form of Letter to Stockholders who are Beneficial Holders.

 99.6    Form of Letter to Clients of Stockholders.

 99.7    Form of Nominee Holder Certificate Form.

 99.8    Substitute Form W-9 for Use with Rights Offering.

 99.9    Form of Beneficial Owner Election Form.

--------
* To be filed by amendment.

Notes to Exhibits:

(1) Incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).

(2) Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of AMF Bowling, Inc. (File No. 333-34099).

(3) Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of AMF Bowling, Inc. (File No. 333-34099).